Exhibit 10.22

LOAN AND SECURITY AGREEMENT

Dated as of June 16, 2023 by and among
CMFT RE LENDING SUB CBSQ, LLC,
as Borrower,

CITIBANK, N.A.,
as Class A Lender, and
CMFT RE LENDING SUB CBSQ HOLDCO, LLC,
as Subordinated Lender

TABLE OF CONTENTS

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EXHIBITS

Exhibit I	Name and Addresses for Communications
Exhibit II	Authorized Representatives of Borrower
Exhibit III-A	Form of Borrower Power of Attorney
Exhibit III-B	Form of Equity Pledgor Power of Attorney
Exhibit IV	Form of Covenant Compliance Certificate
Exhibit V	Representations and Warranties Regarding the Underlying Loan
Exhibit VI	Prohibited Transferees
Exhibit VII-A	U.S. Tax Compliance Certificate (Foreign Lender – Non-Partnership)
Exhibit VII-B	U.S. Tax Compliance Certificate (Foreign Participant – Non-Partnership)
Exhibit VII-C	U.S. Tax Compliance Certificate
Exhibit VII-D	U.S. Tax Compliance Certificate (Foreign Lender – Partnership)
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LOAN AND SECURITY AGREEMENT
LOAN AND SECURITY AGREEMENT, dated as of June 16, 2023 (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), by and among CMFT RE LENDING SUB CBSQ, LLC, a Delaware limited liability company (“Borrower”), CITIBANK, N.A., a national banking association (including any successor thereto, “Class A Lender”) and CMFT RE LENDING SUB CBSQ HOLDCO, LLC, a Delaware limited liability company (“Subordinated Lender”, together with Class A Lender, as applicable, together with their respective successors and permitted assigns, “Lender”).

ARTICLE 1
APPLICABILITY
Subject to the terms of the Loan Documents, on the date hereof, Lender shall make a loan (the “Loan”) to Borrower to finance the purchase of Borrower’s right, title and interest in and to the Underlying Loan (as defined herein). On the date hereof, the Class A Lender owns the Class A Loan and the Subordinated Lender owns the Class B Loan. Unless otherwise agreed in writing by Borrower and Class A Lender, the Loan shall be governed by this Agreement, including any supplemental terms or conditions contained in any exhibits, schedules or annexes identified herein as applicable hereunder.
ARTICLE 2
DEFINITIONS
The following capitalized terms shall have the respective meanings set forth below.
“AC Laws” shall mean, collectively, (i) all laws, rules and regulations concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-bribery and corruption laws and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws.
“Accelerated Maturity Date” shall have the meaning specified in Article 13(b)(i). “Account Bank” shall mean JPMorgan Chase Bank, N.A. or any successor appointed by
Class A Lender in its sole and absolute discretion.
“Account Control Agreement” shall mean that certain Blocked Account Control Agreement (Shifting Control), dated as of the date hereof, among Class A Lender, Borrower and Account Bank, as the same may be amended, modified, and/or restated from time to time, and/or any replacement agreement.
“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding under any Insolvency Law, or suffering any such petition or proceeding to be commenced against such Person by another which is consented to by such Person, not timely contested or results in entry of an order for relief which is not dismissed or stayed within ninety (90) days; (b) the seeking of or consenting to the appointment of a receiver, trustee, custodian or similar official for such Person or all or substantially all of the property of such Person; (c) the appointment of a receiver, conservator, or manager for such Person by any governmental agency or authority having the jurisdiction to do so which is consented to by such Person, not timely contested or which appointment is not dismissed or stayed within ninety (90) days; (d) the making of a general assignment for the benefit of creditors by such Person; or (e) the admission by such Person in writing or in a legal proceeding of its inability to pay its debts or discharge its obligations as they become due or mature.

“Affiliate” shall mean, (i) when used with respect to Borrower, Equity Pledgor or Guarantor, Guarantor and Guarantor’s Subsidiaries, or (ii) when used with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.
“Agreement” shall have the meaning specified in the introductory paragraph hereof.
“Alternate Index Rate” shall mean, with respect to any Benchmark Transition Event, the sum of (a) the alternate benchmark rate that has been selected by Class A Lender giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body at such time or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate loans at such time and (b) the Alternate Rate Spread Adjustment; provided, that, in no event shall the Alternate Index Rate for any Interest Accrual Period be deemed to be less than zero.
“Alternate Rate” shall mean, (i) with respect to the Class A Component, with respect to each Interest Accrual Period, the per annum rate of interest of the Alternate Index Rate as of the applicable Determination Date plus the Spread and (ii) with respect to the Class B Component, zero percent (0%).
“Alternate Rate Loan” shall mean the Loan at such time as interest thereon accrues at a per annum rate of interest equal to the Alternate Rate.
“Alternate Rate Spread Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Alternate Index Rate, an amount (which may be a positive or negative value or zero) equal to the difference (expressed as the number of basis points) between (1) the average value of the then-current Benchmark during the ninety (90) day period ending as of the most recent Determination Date for which such Benchmark was available and (2) the average value of the applicable Unadjusted Alternate Index Rate during such period.
“AML Laws” shall mean, collectively, (i) all laws, rules, regulations and guidelines concerning or relating to money laundering issued, administered and/or enforced by any governmental and/or regulatory agency and (ii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws.
“Appraisal” shall mean a FIRREA compliant appraisal of the Underlying Mortgaged Property from a third party appraiser in form and substance satisfactory to Class A Lender.
“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended from time to time, or any successor statute.
“Benchmark” shall mean (i) initially, the Term SOFR Reference Rate for a one-month tenor and (ii) on or after the conversion to an Alternate Index Rate pursuant to the terms hereof, the Alternate Index Rate determined in accordance with the terms and conditions hereof.
“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:
(1)in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide the Benchmark (or such component thereof); and

(2)in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non- compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any available tenor of such Benchmark (or such component thereof) continues to be provided on such date.
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)a public statement or publication of information by or on behalf of the administrator of the Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof);
(2)a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or the published component used in the calculation thereof), the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component thereof); or
(3)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that the Benchmark (or such component thereof) is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
“Benchmark Unavailability Period” shall mean, unless and until an Alternate Index Rate is implemented with respect to the then-current Benchmark pursuant to Article 3(f)(i) (rather than pursuant to Article 3(d)(iii)(B)), each Interest Accrual Period (if any) for which Class A Lender determines that (a) adequate and reasonable means do not exist for ascertaining Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) (including, if the Benchmark is the Term SOFR Reference Rate, that Term SOFR cannot be determined in accordance with the definition thereof) or (b) that it is unlawful to use the then-current Benchmark to determine the applicable Interest Rate for any Interest Accrual Period.

“Benefit Plan Investor” shall mean (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of Title I of ERISA; (ii) a “plan” (including an individual retirement account or a “Keogh” plan) within the meaning of Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code; or (iii) any entity whose underlying assets include “plan assets” under the Plan Assets Regulations by reason of any such employee benefit plan’s or plan’s investment in the entity.
“Borrower” shall have the meaning specified in the introductory paragraph hereof.
“Borrower Party” shall mean, collectively or individually, as the context may require,
Borrower, Equity Pledgor and Guarantor.
“Business Day” shall mean a day other than (a) a Saturday or Sunday, or (b) a day in which the New York Stock Exchange or banks in the State of New York are authorized or obligated by law or executive order to be closed.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.
“Capitalized Lease Obligations” shall mean obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation as would be required to be reflected on the balance sheet prepared in accordance with GAAP of the applicable Person as of the applicable date.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary,
(x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean the occurrence of any of the following events: (i) a merger or consolidation of Borrower, (ii) a merger or consolidation of Guarantor and Guarantor is not the surviving entity, (iii) any conveyance, transfer, lease or disposal of all or substantially all of Borrower’s or Guarantor’s assets to any Person or entity, (iv) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Manager) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of the directors or the applicable equivalent, (v) Guarantor shall cease to directly or indirectly own, of record and beneficially, at least twenty percent (20%) of the Capital Stock of Borrower and Control Borrower; provided that, with respect to any transfer of the Capital Stock of Borrower which results in Guarantor owning directly or indirectly less than 100% of the Capital Stock of Borrower, (a) Class A Lender shall receive at least ten (10) Business Days’ prior written notice of such transfer, and (b) no Event of Default shall have occurred and be continuing at the time such transfer is consummated, (vi) CIM Group, LLC or an Affiliate of CIM Group, LLC Controlled by CIM Group, LLC shall cease to act as the external manager for Guarantor;

provided, that an internalization of management by Guarantor shall not be deemed a breach of this clause (vi), or
(vii) Equity Pledgor shall cease to own directly one hundred percent (100%) of the issued and outstanding Equity Interests of Borrower, free and clear of all Liens (other than Liens created by the Loan Documents or otherwise approved by Class A Lender in writing).
“Class A Component” shall mean, as of the date hereof, that portion of the Loan in the principal amount of $75,000,000.00.
“Class A Lender” shall have the meaning specified in the introductory paragraph hereof.

“Class A Loan” shall mean that portion of the Loan made with respect to the Class A Component.
“Class B Component” shall mean, as of the date hereof, that portion of the Loan in the principal amount of $5,000,000.00.
“Class B Loan” shall mean that portion of the Loan made with respect to the Class B Component.
“Collateral” shall have the meaning specified in Article 6(a). “Collection Account” shall have the meaning specified in Article 5(c).
“Confidential Information” shall have the meaning specified in Article 28(j).
“Conforming Changes” shall mean, with respect to the use, administration, adoption or implementation of any Alternate Index Rate, any technical, administrative or operational changes (including changes to the definition of “Business Day,” “Determination Date”, “Interest Accrual Period,” and “U.S. Government Securities Business Day,” preceding and succeeding business day conventions and other administrative or operational matters, timing and frequency of determining rates and other administrative matters, but expressly excluding changes to the frequency of making payments of interest) that Class A Lender determines are necessary to reflect the adoption and implementation of such Alternate Index Rate in a manner consistent with market practice for U.S. dollar-denominated floating rate loans at such time (or, if Class A Lender decides that adoption of any portion of such market practice is not administratively feasible or if Class A Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as Class A Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents); provided, in each case, in no event shall Conforming Changes (a) result in an increase to (x) the number of days between the Monthly Payment Date and the end of the applicable Interest Accrual Period or (y) the Interest Rate in effect immediately prior to the adoption of such Conforming Changes other than a change due to the Alternate Rate Spread Adjustment or (b) amend the Monthly Payment Date.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Constituent Member” shall mean any direct shareholder, member or limited partner in Borrower, and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities is a member or partner in Borrower, or owns an interest in Borrower.

“Contingent Liabilities” shall mean, with respect to any Person as of any date of determination, all of the following as of such date: (a) liabilities and obligations (including any Guarantees) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-

Balance Sheet Rules defined below), (b) obligations, including Guarantees, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however, (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets), (ii) guarantees of non-monetary obligations which have not yet been called on or quantified, of such Person or any other Person and (iii) reasonable and customary “bad boy” acts agreed to by such person (as a guarantor thereunder) in connection with a mortgage loan or mezzanine loan transaction, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing which is obligatory and non-discretionary on the part of the lender. The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and
(ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person. “Off-Balance Sheet Rules” shall mean the Disclosure in Management’s Discussion and Analysis About Off- Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68
Fed. Reg. 5982 (Feb. 5, 2003) (codified of 17 CFR Parts 228, 229 and 249).
“Control” shall mean, with respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, the ability to exercise voting power, by contract or otherwise. “Controlling,” “Controlled” and “under common Control” have correlative meanings.
“Covenant Compliance Certificate” shall mean an officer’s certificate from Borrower substantially in the form of Exhibit IV attached hereto.
“Covered Taxes” shall mean (a) any Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient under the Loan Documents excluding Excluded Taxes and (b) to the extent not otherwise described in (a), Other Taxes.
“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, by and among Custodian, Borrower and Class A Lender, as the same may be amended, modified and/or restated from time to time, and/or any replacement agreement.
“Custodial Delivery” shall mean compliance by Borrower with the delivery obligations set forth in Section 2.01 of the Custodial Agreement.
“Custodian” shall mean Computershare Trust Company, N.A., or any successor custodian approved by Class A Lender in its sole discretion.
“Cut-Off Date” shall have the meaning specified in Article 32(d).
“Default” shall mean any event which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.
“Default Rate” shall mean 5% per annum in excess of the interest rate otherwise applicable to the Loan; provided that, if the foregoing would result in an interest rate in excess of the maximum rate permitted by applicable law, the Default Rate shall be limited to the maximum rate permitted by applicable law.
“Delaware LLC Act” shall mean Chapter 18 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.
“Determination Date” shall mean, with respect to any Interest Accrual Period, (x) if the Loan is a SOFR Loan, the Periodic Term SOFR Determination Day for such Interest Accrual Period, (y) if the Loan is a Prime Rate Loan, the date that is two (2) Business Days prior to the commencement date of such Interest Accrual Period and (z) if the Loan is an Alternate Rate Loan, the date and time determined by Class A Lender in accordance with the definition of “Conforming Changes.”
“Dividing LLC” shall mean a Delaware limited liability company that is effecting a Division pursuant to and in accordance with Section 18-217 of the Delaware LLC Act.
“Division” shall mean (a) the division of a Dividing LLC into two or more domestic limited liability companies (whether or not the original Dividing LLC survives such division) or
(b) the creation, or reorganization into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware LLC Act.
“Dollars” and “$” shall mean freely transferable lawful money of the United States of America.
“Equity Interests” shall mean, with respect to any Person, the legal and beneficial interests in shares of capital stock, partnership interests, membership interests, beneficial interests, trust certificates or other equity ownership interests in such Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from such Person.
“Equity Pledgor” shall mean CMFT RE Lending Sub CBSQ Holdco, LLC, a Delaware limited liability company.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Internal Revenue Code of which Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Internal Revenue Code and any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Internal Revenue Code, described in Section 414(m) or (o) of the Internal Revenue Code of which Borrower is a member.
“Event of Default” shall have the meaning specified in Article 13(a).
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a
Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any and all withholding Taxes imposed by the laws of the United

States of America that are in effect (x) as of the date of this Agreement, (y) as of the date when the Recipient becomes a transferee, assignee or participant pursuant to Article 18(b) or (z) such Recipient changes its lending office, except, in each case under this clause (b), to the extent the relevant transferor, assignor or Lender (including participating Lender) was entitled to receive additional amounts hereunder, including under Article 5(i), (c) any Taxes attributable to such Recipient’s or any assignee’s of the Recipient failure to comply with Article 5(i)(v) or Article 18(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“FATCA” shall mean Internal Revenue Code sections 1471 through 1474, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such sections of the Internal Revenue Code.
“FDIA” shall have the meaning specified in Article 21(a). “FDICIA” shall have the meaning specified in Article 21(b).
“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Filings” shall have the meaning specified in Article 6(c).
“Foreclosure Event” shall mean that an Underlying Mortgaged Property (or any portion thereof) is acquired by foreclosure, deed in lieu of foreclosure, or otherwise.
“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.
“Governmental Authority” shall mean any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any Person with jurisdiction exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any applicable supra national bodies such as the European Union or the European Central Bank).
“Guarantee” shall mean, with respect to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or maximum amount for which such Person may be liable is not stated or determinable, in which case the amount of such Guarantee shall be such Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith in accordance with GAAP. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
“Guarantor” shall mean CIM Real Estate Finance Trust, Inc., a Maryland corporation.
“Guaranty” shall mean the Guaranty, dated as of the date hereof, from Guarantor in favor of Lender, as same may be amended, modified and/or restated from time to time.

“Income” shall mean all monies collected by Borrower from or in respect of the Underlying Loan, including without limitation, payments of interest, principal, repayment, rental or other income, insurance and liquidation proceeds, plus all proceeds from sale or other disposition of the Underlying Loan, but excluding all related escrow and reserve payments and all expense reimbursement payments, which shall be applied pursuant to the Underlying Loan Agreement. For the avoidance of doubt, Income shall not include (i) origination fees and expense deposits paid in connection with the origination and closing of the Underlying Whole Loan or (ii) if any servicer of the Underlying Whole Loan has the right to deduct fees or other amounts from such amounts collected by such servicer in connection with the servicing of the Underlying Whole Loan, the amount of such fees and amounts.
“Indebtedness” shall mean, with respect to any Person on any date, all of the following on such date, whether or not included as indebtedness or liabilities in accordance with GAAP determined without duplication:
(i)obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise);
(ii)obligations, whether or not for money borrowed (A) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (B) evidenced by bonds, debentures, notes or similar instruments, (C) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (D) in connection with the issuance of preferred equity or trust preferred securities;
(iii)Capitalized Lease Obligations;
(iv)Intentionally omitted;
(v)Off-Balance Sheet Obligations;
(vi)obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(vii)as applicable, all obligations of such Person (but not the obligation of others) in respect of any keep well arrangements, credit enhancements, contingent or future funding obligations, purchase obligations, repurchase obligations, sale/buy-back agreements, takeout commitments or forward equity commitments, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of equity interests (other than mandatory redeemable stock));
(viii) all recourse indebtedness and all indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (other than pursuant to any guarantee of customary non-recourse exceptions, but only to the extent they are contingent);
(ix)all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than Liens permitted hereunder) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided that, if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien;
(x)all Contingent Liabilities;
(xi)all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services;
(xii)indebtedness of general partnerships for which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise); and
(xiii) obligations to fund capital commitments under any articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, operating or trust agreement and/or other organizational, charter or governing documents, subscription agreement or otherwise.
For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Amounts” and “Indemnified Parties” shall each have the meaning specified in Article 25(a).
“Independent Member” shall mean a natural Person who:
(a)is not at the time of initial appointment and has never been, and will not while serving as Independent Member be: (i) a stockholder, director, officer, employee, partner, member (other than a “special member” or “springing member”), manager (with the exception of serving as the Independent Member of Borrower or any Affiliate thereof), attorney or counsel of any Borrower Party or any Affiliate or equity owner of any Borrower Party; (ii) a customer, supplier or other Person who derives any of its purchases or revenues (other than any revenue derived from serving as the Independent Member of such party) from its activities with any Borrower Party, or any Affiliate or equity owner of any Borrower Party; (iii) a Person Controlled, Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Borrower Party or any Affiliate or equity owner of any Borrower Party; or
(iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, attorney, counsel, equity owner, customer, supplier or other Person of any Borrower Party or any Affiliate or equity owner of any Borrower Party; and
(b)has (i) prior experience as an independent director or independent member for a corporation, a trust or limited liability company whose charter documents required the unanimous consent of all independent directors or independent members thereof before such corporation, trust or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (ii) at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Corporate Research, Ltd., National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Company, Universal Registered Agents or Puglisi & Associates, or if none of these companies is then providing professional independent directors, another nationally recognized company reasonably acceptable to Class A Lender, that is not an Affiliate of Borrower and that provides, inter alia, professional independent directors or independent members in the ordinary course of their respective business to issuers of securitization or structured finance instruments, agreements or securities or lenders originating commercial real estate loans for inclusion in securitization or structured finance instruments, agreements or securities (a “Professional Independent Member”) and is an employee of such a company or companies at all times during his or her service as an Independent Member.
A natural Person who satisfies the foregoing definition except for being (or having been) the independent director or independent member of a “special purpose entity” that is an Affiliate of any Borrower Party shall not be disqualified from serving as an Independent Member, provided that such natural Person satisfies all other criteria set forth above and that the fees such individual earns from serving as independent director or independent member of Affiliates of Borrower or in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. A natural person who satisfies the foregoing definition other than subparagraph (a)(ii) shall not be disqualified from serving as an Independent Member if such individual is a Professional Independent Member and such individual complies with the requirements of the previous sentence. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the provisions of Article 12 hereof.
“Initial Lenders” shall mean Bank of America, N.A., Morgan Stanley Bank, N.A., Barclays Bank PLC and Société Générale.
“Insolvency Laws” shall mean the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, dissolution, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
“Insolvency Proceeding” shall mean any proceeding under Title 11 of the United States Code (11 U.S.C. Sec. 101 et. seq.) or any other insolvency, liquidation, reorganization or other similar proceeding concerning any Borrower Party, any action for the dissolution of any Borrower Party, any proceeding (judicial or otherwise) concerning the application of the assets of any Borrower Party, for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of any Borrower Party or any other action concerning the adjustment of the debts of any Borrower Party, the cessation of business by any Borrower Party.
“Interest Accrual Period” shall mean each period from and including the 15th day of a calendar month through and including the 14th day of the immediately succeeding calendar month or if the “Interest Accrual Period” set forth in the Underlying Loan Documents is modified, such period set forth in the Underlying Loan Documents. Notwithstanding the foregoing, the first Interest Accrual Period shall commence on and include the date hereof.
“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Article 3(d)(ii) hereof.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor statute, and the regulations promulgated and rulings issued thereunder.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge” shall mean, whenever in this Agreement or any of the Loan Documents, or in any document or certificate executed on behalf of any Borrower Party pursuant to the Loan Documents, reference is made to the knowledge of any such Borrower Party (whether by use of the words “Knowledge”, “Know” or “Knowingly”), unless otherwise expressly specified, same shall mean (a) the actual knowledge of the Chief Executive Officer, Chief Financial Officer or Head of Portfolio Oversight of Borrower or Guarantor or (b) with respect to any representations, warranties, certifications or statements with respect to the Underlying Loan, the actual knowledge of those individual employees of Guarantor, Borrower or Manager having the title of Vice President or above who have responsibility for the acquisition, underwriting, servicing or sale of such Underlying Loan.
“Lender” shall have the meaning specified in the introductory paragraph hereof.
“Lender’s Share of the Underlying Loan Principal Payment” shall mean the product of (1) the amount of any Principal Payment of the Underlying Loan multiplied by (2) the ratio of the outstanding principal amount of the Class A Loan to the outstanding principal amount of the Underlying Loan.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing), and the filing of any financing statement under the UCC or comparable law of any jurisdiction in respect of any of the foregoing.
“Loan” shall have the meaning specified in Article 1. “Loan Amount” shall mean $80,000,000.00.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Guaranty, the Pledge Agreement, the Custodial Agreement, the Account Control Agreement, and assignment documentation executed pursuant to this Agreement in connection with the Loan, all other documents executed in connection with this Agreement or the Loan and all exhibits, annexes, schedules and other attachments to any of the foregoing, in each case, as such document may be amended, modified and/or restated from time to time.
“Manager” shall mean CIM Real Estate Finance Management, LLC, a Delaware limited liability company.
“Mandatory Prepayment Event” shall mean:
(a)the Underlying Loan is subject to a breach of a representation and warranty set forth on Exhibit V attached hereto in any material respect as determined by Class A Lender in its sole discretion;
(b)the complete Underlying Loan File has not been delivered to the Custodian in accordance with the terms of the Custodial Agreement, unless such occurrence is the result of Lender or its Affiliates or agents failing to deliver the Underlying Loan File to the Custodian;
(c)Borrower causes any portion of the Underlying Loan File to be released from the possession of the Custodian under the Custodial Agreement for a period in excess of the time period permitted under the Custodial Agreement;
(d)an Underlying Loan Event of Default occurs and is continuing; provided, however, an Underlying Loan Event of Default shall not constitute a Mandatory Prepayment Event under this clause (d) if (i) the administrative agent under the Underlying Loan Agreement is Class A Lender, an Affiliate of Class A Lender or any other lender comprising the Initial Lenders or any Affiliate thereof (or any other Person approved by Class A Lender), (ii) a Foreclosure Event has not occurred and (iii) Class A Lender receives accrued and unpaid interest in a timely manner when due and payable hereunder;
(e)an Underlying Loan Event of Default occurs and is continuing; provided, however, an Underlying Loan Event of Default shall not constitute a Mandatory Prepayment Event under this clause (e) if (i) the Class A Lender or any Affiliate of the Class A Lender is removed for cause as administrative agent under the Underlying Loan Agreement and is replaced by a Person other than any other lender comprising the Initial Lenders or any Affiliate thereof, (ii) a Foreclosure Event has not occurred and (iii) Class A Lender receives accrued and unpaid interest in a timely manner when due and payable hereunder; or
(f)an Underlying Loan Event of Default occurs and is continuing; provided, however, an Underlying Loan Event of Default shall not constitute a Mandatory Prepayment Event under this clause (f) if (i) the Class A Lender, an Affiliate of the Class A Lender or any other lender comprising the Initial Lenders or any Affiliate thereof is not administrative agent under the Underlying Loan Agreement and the successor administrative agent under the Underlying Loan Agreement is a Person that has not been approved by Class A Lender and (ii) a Foreclosure Event has not occurred, subject to the requirements in Article 3(d)(i)(B).
“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition or results of operations (or prospects) of the Borrower, (b) the ability of any Borrower Party to perform its obligations under any of the Loan Documents to which it is a party, (c) the validity or enforceability of any of the Loan Documents or (d) the rights and remedies of Class A Lender under any of the Loan Documents.
“Maturity Date” shall mean the day that is the earliest of (i) the “Maturity Date” (as defined in the Underlying Whole Loan Documents and as same may be extended pursuant to any extension option of the Underlying Mortgagor in accordance with the Underlying Whole Loan Documents, or as otherwise approved by Class A Lender); provided, however, this clause (i) shall not apply if an Underlying Loan Event of Default has occurred and is continuing; (ii) any Accelerated Maturity Date; (iii) any Prepayment Date; and (iv) any Mandatory Prepayment Event.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Monthly Payment Date” shall mean the thirteenth (13th) calendar day of each month, or the immediately succeeding Business Day, if such calendar day shall not be a Business Day, or such other day as is mutually agreed to in writing by Borrower and Class A Lender.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 3(37) of ERISA to which contributions have been, or were required to have been, made by Borrower or any ERISA Affiliate and that is covered by Title IV of ERISA.
“Non-Recourse Indebtedness” shall mean Indebtedness of a Person for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Act of Insolvency, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or to a special purpose vehicle subsidiary of such Person whose only assets are such specific assets (solely to the extent that such special purpose vehicle is not subject to a substantive consolidation with such Person).
“Non-U.S. Person” shall have the meaning specified in Article 5(i)(v).
“Note” shall mean (i) that certain Promissory Note (Note A), dated as of the date hereof, in the principal amount of $75,000,000.00, made by Borrower in favor of the Class A Lender, as the same may be amended, modified and/or restated from time to time, and/or any replacement note and (ii) that certain Promissory Note (Note B), dated as of the date hereof, in the principal amount of $5,000,000.00, made by Borrower in favor of the Subordinated Lender, as the same may be amended, modified and/or restated from time to time, and/or any replacement note.
“Obligations” shall mean the unpaid principal amount of, and interest on, the Loan, and all other obligations and liabilities of Borrower to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of or in connection with this Agreement, the Note, and any other Loan Document (but excluding the Underlying Loan Documents) made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all reasonable fees and disbursements of counsel to Class A Lender that are required to be paid by Borrower pursuant to the terms hereof or thereof) or otherwise. For purposes hereof, “interest” shall include, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding.
“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State.
“Off-Balance Sheet Obligations” shall mean, with respect to any Person on any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so- called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Insolvency Laws, would be characterized as Indebtedness, (b) monetary obligations under any sale and leaseback transaction which does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction which (i) is characterized as Indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).
“Other Connection Taxes” shall mean Taxes imposed on any Recipient as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” shall have the meaning specified in Article 5(i)(ii). “Participant Register” shall have the meaning specified in Article 18(e).
“Patriot Act” shall mean, collectively, (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT ACT) of 2001, as the same was restored and amended by Uniting and Strengthening America by Fulfilling Rights and Ensuring Effective Discipline Over Monitoring Act (USA FREEDOM Act) of 2015, (ii) all statutes, orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws, rules and regulations and (iii) any amendment, extension, replacement or other modification of any of the foregoing from time to time and any corresponding provisions of future laws.
“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR.”

“Permitted Debt” shall mean (a) obligations under the Loan Documents, (b) obligations under the documents evidencing the Underlying Loan, and (c) unsecured trade payables, in an aggregate amount not to exceed $500,000 at any one time outstanding, incurred in the ordinary course of acquiring, owning, financing and disposing of the Underlying Loan; provided, however, that any such trade payables incurred by Borrower shall be paid within ninety (90) days of the date incurred.
“Permitted Encumbrances” shall mean (a) such liens, easements, rights and encumbrances as are permitted by the Underlying Whole Loan Documents and (b) Liens granted pursuant to the Loan Documents.
“Person” shall mean an individual, corporation, limited liability company, business trust, partnership, joint tenant or tenant-in-common, trust, joint stock company, joint venture, unincorporated organization, or any other entity of whatever nature, or a Governmental Authority.
“Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) established or maintained by Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Internal Revenue Code, other than a Multiemployer Plan.
“Plan Assets Regulation” shall mean U.S. Department of Labor regulations 29 C.F.R. Section 2510.3 101, as modified by Section 3(42) of ERISA.
“Pledge Agreement” shall mean that certain Pledge and Security Agreement, dated as of the date hereof, by Equity Pledgor, as pledgor, in favor of Class A Lender, as pledgee, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Pledged Collateral” has the meaning specified in the Pledge Agreement. “Prepayment Date” shall have the meaning specified in Article 3(c).
“Prime Index Rate” shall mean, with respect to each Interest Accrual Period, the annual rate of interest published in The Wall Street Journal from time to time as the “Prime rate” for the
U.S. on the related Determination Date. If The Wall Street Journal ceases to publish the “Prime rate,” the Lender shall select an equivalent publication that publishes such “Prime rate,” and if such “Prime rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event shall the Prime Index Rate be less than zero percent.
“Prime Rate” shall mean, (i) with respect to the Class A Component, with respect to each Interest Accrual Period, the per annum rate of interest equal to the Prime Index Rate plus the Prime Rate Spread; provided, however, that the Prime Rate shall not be less than the Spread and
(ii) with respect to the Class B Component, zero percent (0%).
“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the Prime Rate.
“Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) the Term SOFR Reference Rate (or the Unadjusted Alternate Index Rate, as applicable) plus the Spread on the date Term SOFR Reference Rate (or the Unadjusted Alternate Index Rate, as applicable) was last applicable to the Loan and (b) the Prime Index Rate on the date that Term SOFR Reference Rate (or the Unadjusted Alternate Index Rate, as applicable) was last applicable to the Loan.
“Principal Payment” shall mean, with respect to the Underlying Whole Loan, any payment or prepayment of principal received as, or applied to, a payment or prepayment of principal in respect thereof.
“Prohibited Transferee” shall mean any of the Persons listed on Exhibit VI attached hereto.
“Recipient” shall mean (a) any Lender or (b) any Person treated as (1) a Lender pursuant to an assignment, participation or transfer under Article 18 or (2) the owner of such participation pursuant to Article 18(e).
“Register” shall have the meaning specified in Article 18(d).
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Representatives” shall have the meaning specified in Article 28(j).
“Requirement of Law” shall mean, as of any date, any applicable law, treaty, rule, regulation, code, directive, policy, order or requirement or determination of an arbitrator or a court or other Governmental Authority whether now or hereafter enacted or in effect.
“Rule” shall mean the final rule that was promulgated to implement Regulation RR (17 C.F.R. Part 246), as such rule may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Department of Treasury, the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Securities and Exchange Commission and the Department of Housing and Urban Development in the adopting release (79 F.R. 77601 et seq.) or by the staff of any such agency, or as may be provided by any such agency or its staff from time to time, in each case, as effective from time to time.

“Sanctioned Jurisdiction” shall mean, at any time, a country or territory that is, or whose government is, the subject of comprehensive, territorial-based Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea Donetsk People’s Republic, or Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” shall mean, at any time, (i) any Person listed in any Sanctions related list imposing an asset freeze maintained by any Sanctions Authority, (ii) any Person located, organized or resident in a Sanctioned Jurisdiction and/or (iii) any other subject of Sanctions (including, without limitation, any Person Controlled or 50% or more owned (in each case, directly and/or indirectly and in the aggregate) by (or acting for, on behalf of or at the direction of) any Person or Persons described in subsections (i) and/or (ii) of this definition).
“Sanctions” shall mean economic, trade and/or financial sanction, requirements and/or embargoes, in each case, imposed, administered and/or enforced from time to time by any Sanctions Authority.
“Sanctions Authority” shall mean the United States (including, without limitation, OFAC) and any other relevant sanctions authority.

“SEC” shall have the meaning specified in Article 22(a). “Securities Act” shall mean the Securities Act of 1933, as amended.
“Servicing Records” shall have the meaning specified in Article 27(c).
“Servicing Rights” shall mean rights of any Person, to administer, service or subservice the Underlying Whole Loan or to possess related Servicing Records.
“Settlement Agent” shall mean a nationally recognized title company, escrow company or law firm, as applicable, in accordance with local law and practice, which is approved by Class A Lender in its sole and absolute discretion.
“Significant Modification” shall mean any approval, disapproval or consent by Borrower in connection with a “Unanimous Decision” (as defined in the Underlying Loan Agreement).
“SIPA” shall have the meaning specified in Article 22(a).
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest equal to the SOFR Rate.
“SOFR Rate” shall mean, (i) with respect to the Class A Component, the sum of (a) Term SOFR applicable to such Interest Accrual Period and (b) the Spread and (ii) with respect to the Class B Component, zero percent (0%).
“Spread” shall mean 130 basis points (1.30%).
“Subordinated Lender” shall have the meaning specified in the introductory paragraph hereof.
“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which at least a majority of the shares of stock or other ownership interests having by the terms thereof ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean, with respect to each Interest Accrual Period, the Term SOFR Reference Rate for a one-month period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR

Determination Day the Term SOFR Reference Rate for a one-month period has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for a one-month period as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for a one-month period was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Notwithstanding the foregoing, in no event will Term SOFR be deemed to be less than zero.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Class A Lender in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the one-month forward-looking term rate based on SOFR, currently identified on the CME Group’s website at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html or any successor source.
“Transfer” shall mean, with respect to any Person, any sale or other whole or partial conveyance of all or any portion of such Person’s assets, or any direct or indirect interest therein to a third party (other than in connection with the transfer of the Underlying Loan to Class A Lender in accordance herewith), including the granting of any purchase options, rights of first refusal, rights of first offer or similar rights in respect of any portion of such assets or the subjecting of any portion of such assets to restrictions on transfer.
“UCC” shall have the meaning specified in Article 6(c).
“UCC Filing Jurisdiction” shall mean, with respect to Borrower, the State of Delaware.
“UCC Financing Statement” shall have the meaning specified in Article 3(b)(i)(I).
“Unadjusted Alternate Index Rate” means the Alternate Index Rate excluding the
Alternate Rate Spread Adjustment.
“Underlying Loan” shall mean Borrower’s pari passu interest in the Underlying Whole Loan, evidenced by the Underlying Mortgage Note, which pari passu interest was sold by Class A Lender or an Affiliate of Class A Lender to Borrower in connection with this Agreement, including to the extent related to such interest, all of Borrower’s right, title and interest in and to, (i) the Underlying Loan Documents, (ii) the Servicing Rights, (iii) intentionally omitted, (iv) the Servicing Records, (v) any mortgage guaranties, mortgage insurance, insurance policies, insurance certificates, insurance claims, insurance proceeds, collection and escrow accounts, letters of credit, forward trades and take out commitments, (vi) the principal balance of the Underlying Loan, (vii) Income, (viii) any indemnities, warranties or other credit support or enhancement, (ix) any related pledged collateral and (x) all supporting obligations of any kind.
“Underlying Loan Agreement” shall mean the “Loan Agreement” (as defined in the Underlying Mortgage Note).
“Underlying Loan Documents” shall mean the Underlying Mortgage Note, together with Borrower’s pari passu interest in the other Underlying Whole Loan Documents.
“Underlying Loan Event of Default” shall mean an “Event of Default” (or any similar term) as defined in the Underlying Whole Loan Documents for the Underlying Whole Loan.
“Underlying Loan File” shall mean the documents specified as the “Underlying Loan File” with respect to the Underlying Loan in the Custodial Agreement, together with any additional documents and information required to be delivered to Class A Lender or its designee (including the Custodian) pursuant to this Agreement and/or the Custodial Agreement.
“Underlying Loan Items” shall mean all of Borrower’s right, title and interest in, to and under each of the following items of property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located:
(a)the Underlying Loan;
(b)all proceeds relating to the sale, securitization, liquidation, or other disposition of the Underlying Loan;
(c)all “general intangibles”, “accounts”, “chattel paper”, “investment property”, “instruments”, “securities accounts” and “deposit accounts”, each as defined in the UCC, relating to or constituting any and all of the foregoing; and
(d)all replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records (but excluding any financial models or other proprietary information) and files relating to any and all of any of the foregoing.
“Underlying Mortgage” shall mean, individually or collectively, as the context may require, the mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority ownership interest in (subject to Permitted Encumbrances) an estate in fee simple in real property and the improvements thereon or a ground lease, securing, among other things, the Underlying Mortgage Note.
“Underlying Mortgage Note” shall mean, individually or collectively, as the context may require, a note or other evidence of indebtedness of Underlying Mortgagor evidencing the Underlying Loan and secured by the Underlying Mortgage.
“Underlying Mortgaged Property” shall mean, individually or collectively, as the context may require, the mortgaged property securing the Underlying Loan.
“Underlying Mortgagor” shall mean, individually or collectively, as the context may require, the obligor on the Underlying Mortgage Note and the grantor of the related Underlying Mortgage.
“Underlying Whole Loan” shall mean the underlying first priority commercial mortgage loan secured by the Underlying Mortgage.
“Underlying Whole Loan Documents” shall mean the documents that evidence, secure, perfect and/or guaranty the Underlying Whole Loan.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.
“U.S. Tax Compliance Certificate” has the meaning specified in Article 5(i)(v)(B)(3). “Volcker Rule” shall have the meaning specified in Article 9(x).
The terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender. All references to articles, schedules and exhibits are to articles, schedules and exhibits in or to this Agreement unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “include” or “including” shall mean without limitation by reason of enumeration. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. References to “good faith” in this Agreement shall mean “honesty in fact in the conduct or transaction concerned”. In addition, whenever Class A Lender has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Class A Lender (or any similar language or terms), the decision of Class A Lender with respect thereto shall be subject in all cases to the implied covenant of good faith and fair dealing.

ARTICLE 3
LOAN; TERMINATION; FEES
(a)Loan. On the date hereof, Lender shall make the Loan to Borrower. Upon the satisfaction of all conditions set forth in Article 3(b) for the Loan, the Underlying Loan shall be transferred to the Custodian as specified in Article 7. This Agreement shall be conclusive evidence of the terms of the Loan. Amounts borrowed pursuant to the Loan may not be re- borrowed by Borrower. The Loan shall be evidenced by the Note. Lender shall have the right to have the Note subdivided, by exchange for promissory notes of lesser denominations or otherwise, as determined by Class A Lender; provided that, subject to Article 18, no such subdivision or bifurcation of the Note shall change the obligations of Borrower under the Loan Documents, provided, further, that the subdivision or bifurcation of the Note shall not alone constitute a change in the obligations of Borrower for purposes of the foregoing.
(b)Conditions Precedent to the Loan. Lender’s agreement to enter into the Loan is subject to the satisfaction, immediately prior to or concurrently with the making of the Loan, of the following conditions precedent:
(i)Delivery of Documents.    The following documents, shall have been delivered to Class A Lender:
(A)this Agreement, duly completed and executed by each of the parties hereto;
(B)the Note, duly completed and executed by Borrower;
(C)the Custodial Agreement, duly completed and executed by each of the parties thereto;
(D)the Account Control Agreement, duly completed and executed by each of the parties thereto;
(E)the Guaranty, duly completed and executed by each of the parties thereto;
(F)the Pledge Agreement, duly completed and executed by each of the parties thereto;
(G)any and all consents and waivers applicable to Borrower;

(H)a power of attorney from Borrower substantially in the form of Exhibit III-A hereto, duly completed and executed and a power of attorney from Equity Pledgor substantially in the form of Exhibit III-B hereto, duly completed and executed;
(I)a UCC financing statement for filing in the UCC Filing Jurisdiction of Borrower, naming Borrower as “Debtor” and Lender as “Secured Party” and describing as “Collateral” “all assets of the debtor whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof” (the “UCC Financing Statement”), together with any other documents necessary or reasonably requested by Class A Lender to perfect the security interests granted by Borrower in favor of Lender under this Agreement or any other Loan Document;
(J)a UCC financing statement for filing with the Delaware Secretary of State naming the Equity Pledgor as “Debtor” and Class A Lender as “Secured Party” and describing as “Collateral” all of the items set forth in the definition of “Pledged Collateral” (as defined in the Pledge Agreement);
(K)opinions of outside counsel to the Borrower Parties reasonably acceptable to Class A Lender (including, but not limited to, those relating to enforceability, corporate matters and security interests).
(L)for each of the Borrower Parties, good standing certificates, certified copies of organizational documents and certified copies of resolutions (or similar authority documents) with respect to the execution, delivery and performance of the Loan Documents and each other document to be delivered by the Borrower Parties from time to time in connection herewith; and
(M)all such other and further documents and documentation as Class A Lender in its discretion shall reasonably require.
(ii)Intentionally Omitted.
(iii)Custodial Delivery. Borrower and/or Lender shall have delivered to Custodian (or a bailee pursuant to a bailee agreement), in accordance with the Custodial Agreement, the Custodial Delivery and the Underlying Loan File with respect to the Underlying Loan.
(iv)No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing under any Loan Document.
(v)No Material Adverse Effect. No event shall have occurred which has, or could reasonably be expected to have, a Material Adverse Effect.
(vi)Representations and Warranties. The representations and warranties made by Borrower in Article 9 shall be true, correct and complete in all material respects on and as of the date hereof for the pending Loan in all respects with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).
(vii)No Change in Law. Lender shall not have determined that the introduction of or a change in any Requirement of Law or in the interpretation or administration of any Requirement of Law has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Lender to enter into the Loan.

(viii)Security Interest. Borrower shall have taken such other action as is necessary or, in the reasonable opinion of Class A Lender, desirable in order to perfect all security interests granted under this Agreement or any other Loan Document in favor of Lender as secured party under the UCC with respect to the Underlying Loan.
(ix)Other Documents. Lender shall have received all such other and further documents, documentation and legal opinions as Class A Lender in its reasonable discretion shall require including, but not limited to, endorsements in blank of the original Underlying Mortgage Note.
(c)Prepayment of the Loan. Borrower shall be entitled to prepay the Loan in whole or in part on demand on any Business Day prior to the Maturity Date (a “Prepayment Date”); provided, however, that:
(i)no later than five (5) Business Days prior to such Prepayment Date, Borrower notifies Class A Lender in writing of its intent to repay the Loan, setting forth the Prepayment Date;
(ii)no Event of Default shall have occurred and be continuing (or would occur following such repayment) as of the date notice is delivered pursuant to Article 3(c)(i) above or as of the applicable Prepayment Date, unless such Event of Default is cured by such repayment or the Loan is repaid in full;
(iii)on such Prepayment Date, Borrower pays to Lender an amount equal to the Obligations for the Loan and any other amounts then due and payable under this Agreement, including, without limitation, any amount payable pursuant to Article 3(e)(ii); and
(iv)such prepayment made pursuant to this clause (c) shall be applied first to the Class A Component, until reduced to zero, then to the Class B Component.
(d)Repayment of Loan; Interest.
(i)Repayment of Loan.
(A)Repayment in Full. Borrower hereby promises to repay in full on the Maturity Date the then aggregate outstanding principal amount of the Loan.
(B)Repayment in Part. If an Underlying Loan Event of Default occurs, then a Mandatory Prepayment Event pursuant to clause (f) of the definition thereof shall not be deemed to occur so long as (1) Class A Lender receives all accrued and unpaid interest in a timely manner when due and payable hereunder, (2) on the date that is ninety one (91) days following the occurrence of such Underlying Loan Event of Default, Borrower shall pay to Class A Lender an amount equal to five percent (5%) of the outstanding principal balance of the Class A Component as of such date, and (3) commencing on the six (6) month anniversary of the date that is ninety one (91) days following the occurrence of such Underlying Loan Event of Default, and on each succeeding six (6) month anniversary thereafter, Borrower shall pay to Class A Lender an amount equal to five percent (5%) of the then outstanding principal balance of the Class A Component, until reduced to zero.
(ii)Interest Rate.
(A)Interest Rate. Except as herein provided with respect to interest accruing at the Default Rate, subject to subsection (C) below, interest on the Note outstanding from time to time shall, subject to Article 3(d)(iii), accrue at the

SOFR Rate from (and including) the date hereof until (and including) the Maturity Date. Borrower shall pay to Lender on each Monthly Payment Date the interest accrued on the outstanding principal balance of the Loan for the related Interest Accrual Period.
(B)Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Interest Accrual Period for which such calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.
(C)Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until (i) in the event of an Event of Default that is non-monetary in nature, the cure of such Event of Default by Borrower or (ii) in the event of an Event of Default that is monetary in nature, the actual receipt and collection of the Obligations (or that portion thereof that is then due). This subsection (C) shall not be construed as an agreement or privilege to extend the date of the payment of the Obligations, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default, and Lender retains its rights under the Note and this Agreement to accelerate and to continue to demand payment of the Obligations during the continuance of any Event of Default.
(D)Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
(iii)Determination of Interest Rate.
(A)Interest Rate. The Interest Rate with respect to the Note shall be:
(A) the SOFR Rate with respect to the applicable Interest Accrual Period if the Loan is a SOFR Loan, (B) the Alternate Rate with respect to the applicable Interest Accrual Period if the Loan is an Alternate Rate Loan or (C) the Prime Rate with respect to the applicable Interest Accrual Period if the Loan is a Prime Rate Loan, in each case determined by Class A Lender as of the Determination Date.

(B)Benchmark Unavailability Period. During a Benchmark Unavailability Period, following Borrower’s receipt of notice of the commencement of such Benchmark Unavailability Period, the component of the Interest Rate based on Term SOFR (or the then-current Benchmark if the Loan is then an Alternate Rate Loan) shall be replaced, as of the first day of the next succeeding Interest Accrual Period and for the remainder of such Benchmark Unavailability Period, with the Prime Index Rate and the Loan shall be converted to a Prime Rate Loan bearing interest based on the Prime Rate in effect on each applicable Determination Date.
(C)Subject to the terms and conditions hereof, the Loan shall be either a SOFR Loan, a Prime Rate Loan or an Alternate Rate Loan, as applicable, and Borrower shall pay interest on the outstanding principal amount of the Loan at the SOFR Rate, the Prime Rate or at the Alternate Rate, as applicable, for the applicable Interest Accrual Period. Each determination by Class A Lender of the Interest Rate shall be conclusive and binding for all purposes, absent manifest error.
(e)Costs and Expenses. Upon written demand by Class A Lender, Borrower shall indemnify Class A Lender for any cost or expense (including, without limitation, reasonable attorneys’ fees and disbursements) actually incurred by Class A Lender as a consequence of (i) a failure by Borrower to prepay the Loan on the Prepayment Date after Borrower has given a notice in accordance with Article 3(c) of a Prepayment Date, (ii) any payment of the Obligations on any day other than a Monthly Payment Date (including, without limitation, such cost or expense arising from interest or fees payable by Borrower to lenders of funds obtained by it in order to effect or maintain the Loan net of all interest income Borrower may receive by redeploying the Loan Amount at the Alternate Rate or the Prime Rate from and after the date of such payment), and/or (iii) any conversion of the SOFR Loan to an Alternate Rate Loan or a Prime Rate Loan in accordance with Article 3(f) or Article 3(h) on any day other than a Determination Date.
(f)Effect of a Benchmark Transition Event.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Periodic Term SOFR Determination Day (or if the Benchmark is not the Term SOFR Reference Rate, the Determination Date) for any Interest Accrual Period, the Alternate Index Rate will replace the then current Benchmark for all purposes hereunder or under any Loan Document in respect of such determination and all determinations on all subsequent Periodic Term SOFR Determination Days (or if the Benchmark is not the Term SOFR Reference Rate, the Determination Dates) (without any amendment to, or further action or consent of any other party to, this Agreement).
(ii)In connection with the use, administration, adoption, or implementation of an Alternate Index Rate, Class A Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of the Borrower or any other party to this Agreement or any other Loan Document.
(iii)Class A Lender will promptly notify Borrower of (A) any Benchmark Replacement Date, (B) the implementation of any Alternate Index Rate, (C) the effectiveness of any Conforming Changes, and/or (D) any Benchmark Unavailability Period. Any determination, decision or election that is made by Class A Lender pursuant to and in accordance with this Section, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of a Benchmark Replacement Date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error.
(iv)Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert (A) a SOFR Loan to a Prime Rate Loan or an Alternate Rate Loan, (B) a Prime Rate Loan to a SOFR Loan or an Alternate Rate Loan or (C) an Alternate Rate Loan to a SOFR Loan or a Prime Rate Loan.
(g)Intentionally Omitted.
(h)Requirements of Law. (1) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date of this Agreement shall make it unlawful for Lender (A) to maintain or continue the Loan, then the Maturity Date shall occur for the Loan on the next Monthly Payment Date or on such earlier date as may be required by law, or (B) to accrue interest based on SOFR, then the Loan shall be converted automatically to an Alternate Rate Loan or a Prime Rate Loan on the next Determination Date or within such earlier period as required by law. If any termination or conversion of the Loan shall occur in accordance with subclause (B) of the preceding sentence, Borrower shall pay to Lender such amounts, if any, as may be required pursuant to Article 3(e)(ii) or (iii), respectively.
(2)If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Lender made subsequent to the date hereof or any other Change in Law:
(A)shall subject any Recipient to any Taxes (other than (i) Covered Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (iii) Connection Income Taxes) with respect to the Loan Documents or the Loan, or change the basis of taxation of payments to Lender in respect thereof;
(B)shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender that is not otherwise included in the determination of Term SOFR (or the Prime Rate or the Alternate Index Rate, as applicable) hereunder; or
(C)shall impose on Lender any other condition;
and the result of any of the foregoing is to increase the cost to Lender or any other Recipient of making the Loan, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, then Borrower shall promptly pay Lender or any other Recipient, upon demand therefor, any additional amounts necessary to compensate Lender or any other Recipient for such increased cost or reduced amount receivable. This covenant shall survive the termination of this Agreement and the repayment by Borrower of the Loan.
(3)If Class A Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Lender’s or such corporation’s policies with respect to capital adequacy), then Borrower shall promptly pay to Lender such additional amount or amounts as will compensate Lender for such reduction.
(4)If Lender becomes entitled to claim any amount pursuant to clauses (2) or
(3) above, Lender shall, within ten (10) Business Days after becoming aware that it is so entitled, notify Borrower in writing specifying the event by reason of which it has become so entitled and setting forth the calculation of any such amount, which calculation shall be conclusive evidence of any such amount absent manifest error.
(5)Lender’s or Borrower’s failure or delay to demand compensation pursuant to the foregoing provisions of this Article 3(h) shall not constitute a waiver of Lender’s or Borrower’s, as applicable, right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Article 3(h) for any increased costs incurred or reductions suffered more than nine months prior to the date that Lender, notifies Borrower of the change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions, and of Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
ARTICLE 4
INTENTIONALLY OMITTED
ARTICLE 5
PAYMENTS; COLLECTION ACCOUNT
(a)All transfers of funds to be made by Borrower hereunder shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim.
(b)All payments required to be made directly to Lender shall be made in accordance with the wiring instructions set forth in the invoice statement from Class A Lender or its servicer (or such other wire instructions provided by Class A Lender to Borrower in writing), not later than 2:00 p.m. (New York City time), on the date on which such payment shall become due (and each such payment made after such time shall be deemed to have been made on the next succeeding Business Day).
(c)Concurrently with the execution and delivery of this Agreement, Borrower shall establish a segregated deposit account (the “Collection Account”) in the name of Borrower held on behalf of Lender at Account Bank. The Collection Account shall be subject to the Account Control Agreement in favor of Lender.
(d)Borrower shall cause administrative agent (or any appointed third-party servicer) under the Underlying Loan Agreement to promptly remit, and in any event no later than two (2) Business Days after receipt thereof, all Income directly into the Collection Account. If any Borrower Party or any Affiliate of thereof shall receive any Income other than by remittance from the Collection Account in accordance with the following sentence, such party shall (and Borrower shall cause such party to) promptly (and in any case within two (2) Business Days after receipt thereof) remit such amounts directly into the Collection Account. Amounts in the Collection Account shall be remitted by Account Bank in accordance with the provisions of Articles 5(e) and 5(f).
(e)So long as no Event of Default shall have occurred and be continuing, Account Bank shall remit all amounts in the Collection Account to, or at the direction of, Borrower. So long as no Event of Default shall have occurred and be continuing, Borrower shall, on each Monthly Payment Date (or, with respect to Lender’s Share of the Underlying Loan Principal

Payment received for the Underlying Loan by Borrower, on the date of payment to Borrower pursuant to the Underlying Loan Documents), apply such amounts in the Collection Account in the following order and priority:
(i)first, to pay all fees and other amounts then due and payable to Custodian pursuant to the Custodial Agreement;
(ii)second, to Class A Lender, an amount equal to all accrued and unpaid interest for the Class A Component then due and payable;
(iii)third, to the extent any Lender’s Share of the Underlying Loan Principal Payment is received for the Underlying Loan, to Class A Lender, to be applied in reduction of the principal amount of the Class A Loan in an amount equal to the Lender’s Share of the Underlying Loan Principal Payment that is received for the Underlying Loan until repaid in full;
(iv)fourth, to Class A Lender, an amount equal to any other amounts then due and payable to Class A Lender under any Loan Document; and
(v)fifth, the surplus, if any, to Borrower.
(f)Upon receipt of notice from Class A Lender that an Event of Default shall have occurred and be continuing, and so long as Class A Lender has not withdrawn such notice, Account Bank shall cease remitting funds to, or at the direction of, Borrower pursuant to Article 5(e) and shall instead remit, on each Business Day beginning on the Business Day after receipt of such notice from Class A Lender, all amounts on deposit in the Collection Account as of the prior Business Day to Class A Lender for application to the Obligations in such order of priority as Class A Lender shall determine in its sole and absolute discretion.
(g)Notwithstanding anything to the contrary herein or in any other Loan Document, so long as no Event of Default shall have occurred and be continuing, (i) each Principal Payment of the Underlying Loan in excess of the Lender’s Share of the Underlying Loan Principal Payment shall be retained or disbursed by Borrower in its sole discretion, and (ii) if Borrower disburses all or a portion of such Principal Payment of the Underlying Loan to the Equity Pledgor, the Equity Pledgor may retain or disburse such Principal Payment of the Underlying Loan in its sole discretion.
(h)If the amounts applied by Class A Lender as provided in Articles 5(e) or (f) above are insufficient to pay all amounts due and payable from Borrower to Lender under this Agreement or any Loan Document on a Monthly Payment Date, the Maturity Date, upon the occurrence and during the continuance of an Event of Default or otherwise, Borrower shall nevertheless remain liable for and shall pay to Lender when due all such amounts.
(i)Taxes.
(i)All payments made by Borrower under the Loan Documents shall be made free and clear of and without deduction or withholding for or on account of any Taxes unless the withholding or deduction is required by applicable law. If Borrower is required by applicable law to deduct or withhold any Taxes from any such payment, Borrower shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due;
(iii) deliver to Citibank, N.A., as soon as practicable, original tax receipts (or a certified copy), a copy of the return reporting such payment or other evidence satisfactory to Citibank, N.A. of the payment when due of the full amount of such Taxes; and (iv) if such deduction or withholding is in respect of Covered Taxes, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Article 5(i)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(ii)Without duplication of other amounts payable by the Borrower under this Article 5, Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future recordation, stamp, court, documentary, intangible, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (“Other Taxes”). For the avoidance of doubt, Other Taxes shall not include any Excluded Taxes.
(iii)Without duplication of the obligation of Borrower to pay additional amounts on account of Covered Taxes pursuant to Article 5(i)(i) and to pay Other Taxes pursuant to Article 5(i)(ii), Borrower agrees to indemnify each Recipient, within 10 days after demand therefor, for the full amount of any and all Covered Taxes (including Covered Taxes imposed or assessed on or attributable to additional amounts payable with respect to Article (5)(i)(i)) and Other Taxes payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Covered Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.
(iv)Without prejudice to the survival of any other agreement hereunder, the agreements and obligations of each party contained in this Article 5(i) shall survive the termination of this Agreement. Nothing contained in this Article 5(i) shall require Lender to make available any of its tax returns or other information that it deems to be confidential or proprietary.
(v)Tax Forms and Information.
(A)Any Lender that is a U.S. Person shall deliver to the Borrower on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that such Lender is exempt from
U.S. federal backup withholding tax;

(B)Any Lender that is not a U.S. Person (a “Non-U.S. Person”), shall, to the extent it is legally entitled to do so, deliver to Borrower on or before the date when such Person becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(1)in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit VII-A to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit VII-B or Exhibit VII-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit VII-D on behalf of each such direct and indirect partner;
(C)Any Lender that is a Non-U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or about the date on which such Non-U.S. Person becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. Notwithstanding anything to the contrary in this Article 5(i)(v), the completion, execution and submission of such documentation described in this Article 5(i)(v)(C) shall not be required if in the Class A Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Class A Lender; and
(D)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Article 5(i)(v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(E)Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification, provide such successor form, or promptly notify the Borrower in writing of its legal inability to do so.
(vi)Intentionally omitted.

(vii)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article 5(i) (including by the payment of additional amounts pursuant to this Article 5(i)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of the indemnity payments made under this Article 5(i) with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Article 5(i)(vii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Article 5(i)(vii), in no event will the indemnified party be required to pay any amounts to an indemnifying party pursuant to this Article 5(i)(vii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to the indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(viii)If Lender requests compensation under this Article 5(i), Borrower may, at its option, within thirty (30) days after delivery of such request, repay the then outstanding Obligations of the Loan and any amounts payable under Article 3(h) and Article 5(i) (excluding any compensation which is not already due and payable pursuant to this Agreement), and, notwithstanding anything to the contrary contained herein or in any other Loan Document, there shall be no prepayment fee or premium due.
ARTICLE 6
SECURITY INTEREST
(a)Borrower hereby assigns, pledges and grants a security interest in all of its right, title and interest in, to and under the Collateral, whether now owned or hereafter acquired, now existing or hereafter created and wherever located, subject to the terms and conditions of this Agreement, to Lender to secure the payment of the Obligations on the Loan to which Borrower is a party and all other amounts owing by Borrower to Lender hereunder, including, without limitation, amounts owing pursuant to Article 25, and under the other Loan Documents. For purposes of this Agreement, “Collateral” shall mean:
(i)the Collection Account and all monies from time to time on deposit in the Collection Account and any and all replacements, substitutions, distributions on, income relating to or proceeds of any and all of the foregoing, whether now owned or hereafter acquired, now existing or hereafter created and wherever located; and
(ii)the Underlying Loan Items.
(b)Intentionally Omitted.
(c)Lender’s security interest in the Collateral and the Collection Account shall terminate only upon payment of the monetary Obligations in full. Upon such payment and upon request of Borrower, Lender shall, at Borrower’s sole expense, deliver to Borrower such UCC termination statements and other release documents as may be commercially reasonable and return (or approve the return by Custodian in accordance with the Custodial Agreement, as applicable) the Underlying Loan, Underlying Loan Documents and Underlying Loan Files to Borrower and reconvey the Underlying Loan to Borrower and release its security interest in the Collateral and the Collection Account, such release to be effective automatically without further action by any party. For purposes of the grant of the security interest pursuant to this Article 6, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Lender shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (i) Lender, at Borrower’s sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Borrower upon completion thereof, and (ii) Borrower shall from time to time take such further actions as may be requested by Class A Lender in its reasonable discretion to maintain and continue the perfection and priority of the security interest granted hereby (including marking its records and files to evidence the interests granted to Lender hereunder). Notwithstanding the foregoing, the Obligations shall be full recourse to Borrower (but shall not be recourse to any direct or indirect equity owners of Borrower, other than Guarantor in accordance with the Guaranty).
(d)Borrower hereby acknowledges and agrees that the Servicing Rights constitute Collateral hereunder for all purposes.
(e)Borrower agrees, to the extent permitted by applicable law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where the Underlying Loan may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of the Underlying Loan, in each case in accordance with the terms of this Agreement, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Borrower, for itself and all who may at any time claim through or under it, hereby waives until the Obligations are paid in full, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Underlying Loan marshaled upon any such sale, and agrees that, upon the occurrence and during the continuance of an Event of Default, Lender or any court having jurisdiction to foreclose the security interests granted in this Agreement may, upon the occurrence and during the continuance of an Event of Default, sell the Underlying Loan as an entirety or in such parcels as Lender or such court may determine.
ARTICLE 7
ASSIGNMENT AND CUSTODY
(a)The Underlying Loan Documents shall be collaterally assigned to Lender as security for the Loan and delivered to Custodian, together with endorsements of the original Underlying Mortgage Note in blank and other ancillary loan documentation. Borrower shall deposit the Underlying Loan Files representing the Underlying Loan, or direct (including through a bailee) that the Underlying Loan Files be deposited directly with the Custodian in accordance with the Custodial Agreement. Pursuant to the Custodial Agreement, Custodian shall hold the Underlying Loan Files as exclusive bailee and agent for the benefit of Lender pursuant to the terms of the Custodial Agreement. The Underlying Loan Files shall be maintained in accordance with the Custodial Agreement. If any portion of the Underlying Loan File is not delivered to Class A Lender or its designee (including the Custodian), the Underlying Loan File shall be held in trust by Borrower or its designee for the benefit of Lender as the owner thereof. Borrower or its designee shall maintain a copy of the Underlying Loan File and the originals of the Underlying Loan File not delivered to Class A Lender or its designee (including the Custodian). Borrower or its designee (including the Custodian) shall release its custody of the Underlying Loan File only in accordance with a written request acknowledged in writing by Class A Lender and otherwise in accordance with the Custodial Agreement.
(b)From time to time, Borrower shall forward to the Custodian, with copy to Lender, additional original documents or additional documents evidencing any assumption, modification, consolidation or extension of the Underlying Loan Documents approved (if and to the extent required) in accordance with the terms of this Agreement, and upon receipt of any such other documents Custodian will be required to hold such other documents in the Underlying Loan File in accordance with the Custodial Agreement.

ARTICLE 8
INTENTIONALLY OMITTED
ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF BORROWER
Borrower represents and warrants to Class A Lender as of the date hereof as follows:
(a)Organization, Etc. Borrower (i) is duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware, (ii) has the limited liability company power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted and (iii) has the limited liability company power to execute, deliver, and perform its obligations under the Loan Documents.
(b)Authorization, Acting as Principal, Approvals, Compliance. Borrower represents that (i) it is duly authorized to execute and deliver the Loan Documents to which it is a party, to enter into the Loan as contemplated hereunder and to perform its obligations under the Loan Documents, and has taken all necessary action to authorize such execution, delivery and performance, (ii) it will engage in the Loan as principal, and (iii) each person signing any Loan Document on its behalf is duly authorized to do so on its behalf.
(c)Approvals and Consents. No consent, approval or other action of, or filing by Borrower with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of any of the Loan Documents (other than consents, approvals and filings that have been obtained or made, as applicable, and any such consents, approvals and filings that have been obtained are in full force and effect).
(d)Licenses and Permits. Borrower is duly licensed, qualified and in good standing in every jurisdiction where such licensing, qualification or standing is necessary, and has all licenses, permits and other consents that are necessary, for the transaction of Borrower’s business, including the acquisition, ownership or sale of the Underlying Loan or other Underlying Loan Item, except, in each case, as would not reasonably be anticipated to have a Material Adverse Effect.
(e)Due Execution; Enforceability. The Loan Documents to which it is a party have been or will be duly executed and delivered by Borrower, for good and valuable consideration. Once executed by each applicable counterparty, the Loan Documents constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.

(f)Ability to Perform. Borrower does not have any Knowledge of any circumstance that would cause Borrower to be unable perform each and every covenant applicable to it and contained in the Loan Documents to which it is a party.
(g)Non-Contravention. Neither the execution and delivery of the Loan Documents, nor the consummation by Borrower of the transactions contemplated by the Loan Documents (or any of them), nor compliance by Borrower with the terms, conditions and provisions of the Loan Documents (or any of them) will conflict with or result in a breach of any of the terms, conditions or provisions of (i) the organizational documents of Borrower, (ii) any agreement by which Borrower is bound or to which the assets of Borrower are subject or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of the assets of Borrower, other than pursuant to the Loan Documents, (iii) any judgment or order, writ, injunction, decree or demand of any court applicable to Borrower, or (iv) any applicable Requirement of Law, in each case of clauses (ii) through (iv) above, to the extent that such conflict or breach would have a Material Adverse Effect.

(h)Litigation; Requirements of Law. Except as disclosed in writing to Class A Lender, there is no action, suit, proceeding, investigation or arbitration pending or, to Borrower’s Knowledge, threatened in writing against Borrower or Guarantor or any of their respective assets (other than those that are covered by insurance) that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect. Borrower is in compliance with all Requirements of Law, except where failure to comply could not be reasonably likely to result in a Material Adverse Effect. Except as disclosed in writing to Class A Lender, Borrower is not in default in any material respect with respect to any judgment, order, writ, injunction, or decree of any arbitrator or Governmental Authority that could reasonably be expected to result in a Material Adverse Effect or could reasonably be expected to constitute a Default or an Event of Default.
(i)Judgments. Except as disclosed in writing to Class A Lender, there are no judgments against Borrower or Guarantor (other than those that are covered by insurance) that, in each case, are unsatisfied of record or docketed in any court located in the United States of America.
(j)No Bankruptcies. No Act of Insolvency has ever occurred with respect to any Borrower Party.
(k)Intentionally Omitted.
(l)No Broker. Borrower has not dealt with any broker, investment banker, agent, or other Person (other than Class A Lender or an Affiliate of Class A Lender) who may be entitled to any commission or compensation in connection with the financing of the Underlying Loan pursuant to any of the Loan Documents.
(m)No Default. No Event of Default or, to Borrower’s Knowledge, monetary or material non-monetary Default has occurred and is continuing under or with respect to the Loan Documents of which Borrower has not given notice if and when required in accordance with Article 11(a).

(n)Intentionally Omitted.
(o)No Material Adverse Effect. Except as disclosed in writing to Class A Lender, Borrower has no Knowledge of any actual development, event or other fact that has not been disclosed in writing by Borrower and would reasonably be expected to result in a Material Adverse Effect.
(p)Intentionally Omitted.
(q)Authorized Representatives. The duly authorized representatives of Borrower are listed on and true signatures of such authorized representatives are set forth on Exhibit II hereto, or such other most recent list of authorized representatives substantially in the form of Exhibit II hereto as Borrower may from time to time deliver to Class A Lender.
(r)Principal Place of Business; Jurisdiction of Organization; Location of Books and Records. Each Borrower Party’s principal place of business and address for notices is located at the address for notices specified for such Borrower Party on Exhibit I, unless such Borrower Party has provided a new address to Class A Lender in writing. Borrower’s jurisdiction of organization is the State of Delaware. The location where Borrower keeps its books and records, including all computer tapes and records relating to the Collateral, is its principal place of business.
(s)Representations and Warranties Regarding the Underlying Loan. Each of the representations and warranties made regarding the Underlying Loan pursuant to Exhibit V are true, complete and correct in all material respects, except as disclosed in writing by Borrower prior to the closing of the Loan.

(t)Good Title to Underlying Loan. Immediately prior to the closing of the Loan (A) Borrower’s interest in the Underlying Loan is free and clear of any lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Article 8-102(a)(1) of the UCC), (B) Borrower’s interest in the Underlying Loan is not subject to any right of set-off, any prior sale, transfer, assignment or participation, or any agreement by Borrower to assign, convey, transfer or participate the Underlying Loan, in each case, in whole or in part, (C) Borrower is the sole owner of and has good and marketable title to the Underlying Loan and (D) Borrower has the right to pledge the Underlying Loan to Lender as collateral for the Loan.
(u)No Encumbrances. Other than in connection with Borrower’s purchase of the Underlying Loan from Class A Lender, there are (i) no outstanding rights, options, warrants or agreements on the part of Borrower for a purchase, sale or issuance, in connection with the Underlying Loan or other Underlying Loan Item, (ii) no agreements on the part of Borrower to issue, sell or distribute the Underlying Loan or other Underlying Loan Item and (iii) no obligations on the part of Borrower (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or interest therein, in each case, except as contemplated by the Loan Documents.
(v)Security Interest in Collateral. Upon execution and delivery of the Account Control Agreement, Lender shall have a legal, valid, enforceable and fully perfected first priority security interest in all right, title and interest of Borrower in the Collection Account and all funds credited thereto, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity. The provisions of this Agreement are effective to create in favor of Lender a valid “security interest” (as defined in Section 1-201(b)(35) of the UCC) in all rights, title and interest of Borrower in, to and under the Collateral, and:
(i)with respect to the portion of the Collateral constituting an “instrument” (as defined in Section 9-102(a)(47) of the UCC), upon possession of such Collateral constituting an “instrument”, endorsed in blank, by the Custodian in accordance with the Custodial Agreement, Lender shall have a valid, perfected first priority security interest in such Collateral constituting an “instrument”, subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles; and
(ii)upon filing the UCC Financing Statements in the applicable UCC Filing Jurisdiction, Lender shall have a valid, perfected first priority security interest in the Collateral to the extent that a security interest in the Collateral can be perfected under the UCC by the filing of financing statements, subject to bankruptcy, insolvency and other limitations on creditors’ rights generally and to equitable principles.
(w)Delivery of Underlying Loan File. The Underlying Mortgage Note and any other document required to be delivered under this Agreement and the Custodial Agreement for the Underlying Loan has been delivered to the Class A Lender or the Custodian on its behalf (or shall be delivered in accordance with the time periods set forth herein or in the Custodial Agreement).
(x)Covered Fund. Borrower has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.
(y)Federal Regulations. Borrower is not required to register as an “investment company,” or a company “controlled by an investment company,” within the meaning of the Investment Company Act of 1940, as amended.
(z)Taxes. Borrower has filed or caused to be filed all United States federal and state income Tax returns and all other tax returns and reports required to be filed that would be delinquent if they had not been filed on or before the date hereof (taking into account any extensions) and has paid all such Taxes shown to be due and payable on or before the date hereof on such returns or on any assessments made against it or any of its property (in each case taking into account any extensions) except (a) for any such Taxes as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; no Tax liens have been filed against any of Borrower’s assets, except for such Tax liens as are being appropriately contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided in accordance with GAAP.

(aa) ERISA. (i) Borrower does not sponsor or maintain any Plan and does not make any contributions to any Plan or any Multiemployer Plan and (ii) Borrower is not, and will not be, a Benefit Plan Investor.
(bb) Solvency; No Fraudulent Transfer. Neither the Loan Documents nor the Loan are entered into in contemplation of insolvency or with intent to hinder, delay or defraud any creditors of Borrower. As of the date hereof, Borrower is not insolvent within the meaning of 11
U.S.C. Section 101(32) or any successor provision thereof and the financing of the Underlying Loan on date hereof pursuant hereto and the obligation to repay the Loan (i) will not cause the liabilities of Borrower to exceed the assets of Borrower, (ii) will not result in Borrower having unreasonably small capital, and (iii) will not result in debts that would be beyond Borrower’s ability to pay as the same mature. No Act of Insolvency has occurred with respect to Borrower. Borrower has only entered into agreements with Affiliates on terms that would be considered arm’s length and otherwise on terms consistent with other similar agreements with other similarly situated entities.
(cc) Use of Proceeds; Margin Regulations. All proceeds of the Loan shall be used by Borrower for purposes permitted under Borrower’s governing documents, provided that no part of the proceeds of the Loan shall be used by Borrower to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the entering into of the Loan nor the use of any proceeds thereof shall violate, or be inconsistent with, any provision of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
(dd) Full and Accurate Disclosure. As of the date delivered, all information, reports, statements, exhibits, schedules and certificates (i) furnished in writing by or on behalf of any Borrower Party in connection with the negotiation, preparation or delivery of the Loan Documents, or after the date hereof pursuant to the terms of any Loan Document or (ii) included in any Loan Document, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which they were made, or (in the case of projections) is or will be based on reasonable estimates, on the date as of which such information is stated or certified; provided, that the representation in this Article 9(dd) is made to Borrower’s Knowledge with respect to information provided by third parties.
(ee) Financial Information; Business Condition. As of the date delivered, all financial data concerning the Guarantor that has been delivered by or on behalf of Borrower to Class A Lender is true, complete and correct in all material respects on the date of the delivery thereof to Class A Lender. All financial data concerning each Borrower Party has been prepared fairly in accordance with GAAP consistently applied. Since the delivery of such data, except as otherwise disclosed in writing to Class A Lender, there has been no change in the financial condition of Guarantor or, to Borrower’s Knowledge, in the results of operations (or prospects) of Guarantor, which change could reasonably be expected to result in a Material Adverse Effect.
(ff)    Intentionally Omitted.

(gg) No Reliance. Borrower has made its own independent decisions to enter into the Loan Documents and the Loan and as to whether the Loan is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Borrower is not relying upon any advice from Class A Lender as to any aspect of the Loan, including without limitation, the legal, accounting or tax treatment of the Loan. Notwithstanding the foregoing, Class A Lender acknowledges that Borrower is relying on the representations and warranties made by Class A Lender or an Affiliate of Class A Lender in connection with the Borrower’s acquisition of the Underlying Loan.
(hh) Anti-Money Laundering and Economic Sanctions. Borrower represents, warrants and covenants that it has complied, and will comply, in all material respects, and to the extent applicable, with the Patriot Act, AC Laws, and AML Laws by (1) complying with an adequate anti-money-laundering compliance program as required by the AML Laws, (2) conducting the requisite due diligence in connection with the origination of the Loan for purposes of the AML Laws, including with respect to the legitimacy of the related obligor (if applicable) and the origin of the assets used by such obligor to acquire the mortgage loan in question, and (3) maintaining sufficient information to identify the related obligor (if applicable) for purposes of the AML Laws. Borrower further represents, warrants and covenants that each Borrower Party and any Person that has a direct or indirect economic interest in Borrower of greater than twenty percent (20%), and their directors, officers, or employees, in each case, has not, and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, shall not: (i) be (or, to Borrower’s Knowledge, have been) a Sanctioned Person or organized, located or resident in a Sanctioned Jurisdiction; (ii) fail to operate (or, to Borrower’s Knowledge, have operated) under policies, procedures and practices (including, without limitation, recordkeeping and reporting), if any, that are in compliance with (and ensure compliance with) the Patriot Act, AC Laws, AML Laws and Sanctions; (iii) directly or indirectly use (or, to Borrower’s Knowledge, have used) any part of the proceeds of the Loan (including, without limitation, any sums disbursed from time to time hereunder) or otherwise lend, contribute or make the same available (or, to Borrower’s Knowledge, have lent, contributed or made the same available), in each case, (A) to fund or facilitate any activities or business (I) of or with any Sanctioned Person or (II) of or in any Sanctioned Jurisdiction, (B) in any manner that would result in a violation of any Sanctions by any Person or (C) in violation of any applicable laws (including, without limitation, the Patriot Act, AC Laws, AML Laws and/or Sanctions), (iv) be (or, to Borrower’s Knowledge, have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; or (v) be (or, to Borrower’s Knowledge, have been) owned or controlled by or be (or, to Borrower’s Knowledge, have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the Patriot Act. Without limitation of any other term or provision contained herein, it shall be an Event of Default hereunder if any Borrower Party or any Person that has a direct or indirect economic interest in the Borrower of greater than twenty percent (20%) becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, the Patriot Act, AC Laws and/or AML Laws and/or predicate crimes to AC Laws, the Patriot Act, AML Laws and Sanctions. Borrower hereby represents and covenants that none of the execution, delivery or performance of the Loan Documents or any activities, transactions, services, collateral and/or security contemplated thereunder has or shall result in a breach of the Patriot Act, AC Laws, AML Laws and/or Sanctions by any party to the Loan Documents or their respective Affiliates. All capitalized words and phrases and all defined terms used in the Patriot Act are incorporated into this Section.
(ii)Intentionally Omitted.
(jj) Insider. Borrower is not an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Class A Lender, of a bank holding company of which Class A Lender is a Subsidiary, or of any Subsidiary of a bank holding company of which Class A Lender is a Subsidiary.
(kk) Intentionally Omitted. (ll) Intentionally Omitted.
(mm) Ownership and Tax Status. Borrower is a direct wholly-owned subsidiary of Subordinated Lender. Borrower is treated as disregarded as an entity separate from Subordinated Lender and from Guarantor, the common regarded owner of Borrower and Subordinated Lender, for U.S. federal income tax purposes.
(nn)    Tax Status.    For U.S. federal income tax purposes, Borrower is a disregarded entity.
(oo)    No Real Property. Borrower has not at any time since its formation held title to any real property.
ARTICLE 10
NEGATIVE COVENANTS OF BORROWER
On and as of the date hereof and at all times while this Agreement or the Loan is in effect, Borrower shall not, without the prior written consent of Class A Lender:
(a)Knowingly take any action that would directly or indirectly impair or materially and adversely affect Lender’s first priority security interest in the Underlying Loan;
(b)transfer, assign, convey, grant, bargain, sell, set over, deliver or otherwise dispose of, or pledge or hypothecate, directly or indirectly, any interest in the Underlying Loan to any Person other than Lender;
(c)create, incur, assume or suffer to exist any Lien, encumbrance or security interest in or on the Underlying Loan or the other Collateral, whether now owned or hereafter acquired, other than the Liens and security interest granted by Borrower pursuant to the Loan Documents;
(d)except for Permitted Debt, create, incur, assume or suffer to exist any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) if the same would cause Borrower to violate the covenants contained in Article 12;
(e)subject to Article 27, permit (through, to the extent of Borrower’s rights under the Underlying Loan Agreement, the giving of affirmative consent (or affirmative waiver) or, the giving of deemed consent (or deemed waiver or failure to object)) the Underlying Mortgaged Property or Underlying Mortgagor, to create, incur, assume or suffer to exist any Liens or Indebtedness, including without limitation, junior mortgage debt or mezzanine debt (in each case, excluding Permitted Encumbrances against the Underlying Mortgaged Property);
(f)except pursuant to the Underlying Loan Agreement, consent or assent to any Significant Modification other than in accordance with Article 27;
(g)permit the organizational documents or organizational structure of Borrower to be amended in a manner that violates Article 12; provided, however, that the foregoing shall not prohibit any modifications to Borrower’s organizational documents which are administrative in nature (other than with respect to the special purpose entity provisions) or solely reflect new direct or indirect ownership so long as no Change of Control has occurred;

(h)enter into any transaction of merger or consolidation or amalgamation or Division, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution), or sell all or substantially all of its assets;
(i)suffer a Change of Control that Class A Lender has not consented to;
(j)after the occurrence and during the continuance of an Event of Default, make any distribution, payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any Capital Stock of Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Borrower;
(k)intentionally omitted;
(l)use any part of the proceeds of the Loan for any purpose which violates, or would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System;
(m)directly, or through a Subsidiary, acquire or hold title to any real property; or
(n)make any election or otherwise take any action that would cause Borrower to be treated as an association taxable as a corporation for U.S. federal income tax purposes.
ARTICLE 11
AFFIRMATIVE COVENANTS OF BORROWER
On and as of the date hereof and at all times while this Agreement or the Loan is in effect, Borrower covenants that:

(a)Borrower Notices.
(i)Intentionally Omitted.
(ii)Event of Default. Borrower shall notify Class A Lender of the occurrence of any Event of Default with respect to Borrower within five (5) Business Days after obtaining Knowledge of such event.
(iii)Underlying Loan Event of Default. During any period of time commencing after Class A Lender notifies Borrower in writing that Borrower must provide notices pursuant to this Article 11(a)(iii), Borrower shall, within five (5) Business Days following receipt thereof, deliver to Lender any written notice of the occurrence of any Underlying Loan Event of Default.
(iv)Other Defaults, Litigation and Judgments. Borrower shall within five (5) Business Days after obtaining Knowledge thereof, notify Class A Lender of (A) any event of default (beyond applicable notice and grace periods) on the part of Borrower and/or Guarantor under any Indebtedness or other material contractual obligations; and
(B) the commencement or written threat of, or judgment in, any action, suit, proceeding, investigation or arbitration before any Governmental Authority involving Borrower and/or Guarantor or any of their respective assets.
(v)Intentionally Omitted.
(vi)Intentionally Omitted.
(vii)Corporate Change. Borrower shall advise Class A Lender in writing of the opening of any new chief executive office, or the closing of any such office, of

Borrower and of any change in Borrower’s name or the places where the books and records pertaining to the Underlying Loan are held not less than fifteen (15) Business Days prior to taking any such action. In connection with any of the aforementioned changes, Borrower shall have delivered to Class A Lender all UCC financing statements and amendments thereto as Class A Lender shall reasonably request and taken all other actions reasonably deemed necessary by Class A Lender to continue its perfected status in the Collateral with at least the same priority.
(viii)Transfers of Indirect Equity in Borrower. Borrower shall advise Class A Lender in writing, promptly after Knowledge thereof, of any transfer resulting in any Person or its Affiliates thereafter owning ten percent (10%) or more of the direct or indirect equity ownership of Borrower, individually or in the aggregate, and the identity of the transferee(s), together with a post-transfer organizational chart to the extent that such transfer results in a change to the previously delivered organizational chart and all “know your customer” information concerning such transferee(s) reasonably requested by Class A Lender, provided that such information is in Borrower’s possession or reasonably obtainable by Borrower.
(b)Reporting.

(i)Underlying Loan Information. During any period of time commencing after Class A Lender notifies Borrower in writing that Borrower must comply with the reporting requirements of this Article 11(b)(i), to the extent the related items are available to Borrower pursuant to its rights under the Underlying Loan Agreement: Borrower shall provide, or shall cause to be provided, to Lender (A) no later than the fifth (5th) day of each month, any and all property level financial information (including, without limitation, operating and financial statements) with respect to the Underlying Loan that was received during the preceding calendar month and is in the possession of Borrower or an Affiliate of Borrower, including, without limitation, rent rolls, income statements and STR reports; and (B) promptly upon request, such other information with respect to the Underlying Loan that may be reasonably requested by Class A Lender from time to time and to the extent within Borrower’s possession or may be reasonably requested by Borrower and readily available to Borrower.
(ii)Monthly Servicing Report. During any period of time commencing after Class A Lender notifies Borrower in writing that Borrower must comply with the reporting requirements of this Article 11(b)(ii), to the extent the related items are available to Borrower pursuant to its rights under the Underlying Loan Agreement: with respect to the Underlying Loan and Underlying Mortgaged Property, not less than five
(5) Business Days prior to the Monthly Payment Date each calendar month, Borrower shall provide, or shall cause to be provided, to Lender a monthly operations/servicing report covering collections, delinquencies, losses, recoveries, and cash flows, in form reasonably acceptable to Class A Lender.
(iii)Quarterly Underlying Loan Reports. During any period of time commencing after Class A Lender notifies Borrower in writing that Borrower must comply with the reporting requirements of this Article 11(b)(iii), to the extent the related items are available to Borrower pursuant to its rights under the Underlying Loan Agreement: with respect to the Underlying Loan and the Underlying Mortgaged Property, as frequently as provided, but in no event later than within sixty (60) days after the last day of any calendar quarter in any fiscal year, Borrower shall provide, or shall cause to be provided, to Lender an asset management report prepared by Borrower or Guarantor (to the extent of information in the possession of Borrower or an Affiliate), in form reasonably acceptable to Class A Lender.
(iv)Covenant Compliance Certificate. Simultaneously with the delivery of financial statements for each fiscal quarter in any fiscal year and for each fiscal year end,

Borrower shall deliver to Class A Lender a Covenant Compliance Certificate from Borrower addressed to Class A Lender.
(v)Quarterly Financial Reports. Borrower shall provide, or shall cause to be provided, to Class A Lender within sixty (60) days after the end of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited consolidated balance sheets of Guarantor, as at the end of such period and the related unaudited, consolidated statements of income and member equity of Guarantor for such period (with or without footnotes) and the portion of the fiscal year through the end of such period, accompanied by an officer’s certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the financial condition of Guarantor, in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments); provided, however, to the extent that Guarantor’s quarterly financial statements for such period are posted to the website for the Securities and Exchange Commission (http://www.sec.gov) within such sixty (60) day period, Borrower shall be deemed to have satisfied the reporting requirements of this Article 11(b)(v) upon delivery of such posting.
(vi)Annual Financial Reports. Borrower shall provide, or shall cause to be provided, to Class A Lender within one hundred twenty (120) days after the end of each fiscal year of Guarantor, the audited consolidated balance sheets of Guarantor, as at the end of such fiscal year, and the related audited, consolidated statements of income, member equity and cash flows of Guarantor, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end audit adjustments); provided, however, to the extent that Guarantor’s annual financial statements for such period are posted to the website for the Securities and Exchange Commission (http://www.sec.gov) within such one hundred twenty (120) day period, Borrower shall be deemed to have satisfied the reporting requirements of this Article 11(b)(vi).
(vii)Other Information. Borrower shall provide, or shall cause to be provided, to Class A Lender such other information regarding the financial condition, operations or business of (A) Borrower, (B) Guarantor or, (C) during any period of time commencing after Class A Lender notifies Borrower in writing that Borrower must comply with the reporting requirements of this clause (C), Underlying Mortgagor or the underlying guarantor, as Class A Lender may reasonably request and to the extent in Borrower’s possession or may be reasonably requested by Borrower and readily available to Borrower.
(c)Additional Rights. If Borrower shall at any time become entitled to receive or shall receive any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for the Underlying Loan, or otherwise in respect thereof, Borrower shall accept the same as Lender’s agent, hold the same in trust for Lender and deliver the same forthwith to Lender (or the Custodian, as appropriate) in the exact form received, duly endorsed by Borrower to Lender, if required, together with an undated power covering such rights duly executed in blank to be held by Class A Lender hereunder as additional collateral security for the Loan. If any sums of money or property so paid or distributed in respect of the Underlying Loan shall be received by Borrower in violation of this Agreement, Borrower shall, until such money or property is paid or delivered to Class A Lender, hold such money or property in trust for Lender, segregated from other funds of Borrower, as additional collateral security for the Loan. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or certificated security, such note, instrument or certificated security shall be promptly delivered to Class A Lender, duly endorsed in a manner satisfactory to Class A Lender, to be itself held as Collateral pursuant to the Loan Documents.

(d)Defense of Lender’s Security Interest; Further Assurances. At any time from time to time, at the sole expense of Borrower, Borrower shall (i) defend the right, title and interest of Lender in and to the Underlying Loan and other Collateral pursuant to the Loan Documents against, and take such other action as is necessary to remove, the Liens, security interests, claims and demands of all Persons or to obtain or preserve the full benefits of this Agreement and the Pledge Agreement and of the rights and powers herein and therein granted, (ii) at Class A Lender’s reasonable request, take all action Class A Lender reasonably deems necessary or desirable to ensure that Lender will have a first priority security interest in the Underlying Loan and other Collateral subject to the Loan and (iii) at Class A Lender’s reasonable request, promptly and duly execute and deliver such further instruments, documents and information and take such further actions as Class A Lender may deem reasonably necessary or reasonably desirable to (1) obtain or preserve the security interest granted hereunder, (2) ensure that such security interest remains fully perfected at all times and remains at all times first in priority as against all other creditors of Borrower (whether or not existing as of the date hereof or in the future), (3) obtain or preserve the rights and powers herein granted (including, among other things, filing such UCC financing statements as Lender may request), Borrower also hereby authorizing Lender to file any such financing or continuation statements without the signature of Borrower to the extent permitted by applicable law, and which financing or continuation statements may describe the Collateral in the same manner as described herein or may describe the Collateral as “all assets of Borrower, whether now owned or existing or hereafter acquired or created or arising, wherever located, together with all proceeds thereof,” or (4) ensure compliance with the Patriot Act or any other Requirements of Law in all material respects; provided, however, that nothing in this paragraph shall increase the obligations, or decrease the rights, of Borrower or Guarantor under the Loan Documents other than to a de minimis extent.
(e)Preservation of Existence; Compliance with Law.    Borrower shall at all times (i) comply in all material respects with all material agreements by which Borrower is bound, (ii) comply in all material respects with all applicable laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over it or its assets and (iii) maintain and preserve its legal existence and all of its rights, privileges, licenses and franchises necessary for the operation of its business (including, without limitation, with respect to Borrower, all lending licenses held by it and its status as a “qualified transferee” (however denominated) under all documents which govern the Underlying Loan), except in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect.
(f)Operations. Borrower shall continue to engage in business of the same general type as now conducted by it or otherwise as approved by Class A Lender prior to the date hereof. Borrower shall maintain records with respect to the Collateral and the conduct and operation of its business with no less a degree of prudence than if the Collateral were held by Borrower for its own account and shall furnish Class A Lender, upon reasonable request by Class A Lender or its designated representative, with reasonable information obtainable by Borrower with respect to the Collateral and the conduct and operation of its business.
(g)Books and Record. Borrower shall at all times keep proper books and records in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.
(h)Compliance with Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions and covenants required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents. Borrower shall be solely responsible for the fees and expenses of Custodian and Account Bank.

(i)Taxes and Other Charges. Borrower shall (i) timely file all United States federal and all other tax returns required to be filed by it and (ii) timely pay and discharge all taxes imposed on it, on its income or profits, on any of its property or on the Collateral prior to the date on which penalties attach thereto, except for any such tax which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained in accordance with GAAP; except in the case of both (i) and (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(j)ERISA. Borrower shall not violate the representations and warranties contained in Article 9(aa).
(k)Ownership and Tax Status. Borrower (i) shall continue to be directly wholly- owned by Subordinated Lender and indirectly owned at least twenty percent (20%) by Guarantor, (ii) shall remain disregarded as separate from Subordinated Lender for U.S. federal income tax purposes and (iii) shall not make any election or otherwise take any action that would cause it not to be treated as disregarded as an entity separate from the Subordinated Lender for
U.S. federal income tax purposes and (iv) shall not take any action that would cause the Borrower to be a “taxable mortgage pool” under Section 7701(i) of the Code.
(l)Anti Money Laundering and Economic Sanctions. Borrower shall not violate the representations and warranties contained in Article 9(hh) (Anti-Money Laundering and Economic Sanctions). Borrower shall comply with so-called “know your customer” information requests from Class A Lender from time to time during the term of the Loan, within three (3) Business Days of the date of Class A Lender’s request.
(m)No Division. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, (i) neither Borrower nor Equity Pledgor shall enter into (or agree to enter into) any Division and (ii) none of the provisions in this Agreement nor any other Loan Document, shall be deemed to permit any Division with regard to Borrower or Equity Pledgor.
ARTICLE 12
SINGLE PURPOSE ENTITY
On and as of the date hereof and at all times while this Agreement or the Loan is in effect and Borrower covenants that:

(a)Borrower shall not engage in any business other than with respect to, and shall own no assets other than, the Underlying Loan, and other assets incidental to the origination, acquisition, ownership, financing and disposition of the Underlying Loan;
(b)Borrower shall not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates other than those obligations related to the Underlying Loan or securities consisting of the Underlying Loan;
(c)Borrower shall pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets;
(d)Borrower shall comply with the provisions of its organizational documents in all respects relating to separateness;
(e)Borrower shall observe its organizational formalities and preserve its existence;
(f)Borrower shall maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be consolidated to the extent consolidation is permitted or required under GAAP or as a matter of Requirements of Law);

(g)Borrower shall be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate) (other than for tax purposes, to the extent permitted by law), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, and shall not identify itself or any of its Affiliates as a division of the other;
(h)Borrower intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and intends to remain solvent;
(i)Borrower shall not commingle its funds or other assets with those of any Affiliate or any other Person (except as may be required under the Underlying Loan Agreement) and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of others;
(j)Borrower shall maintain its properties, assets and accounts separate from those of any Affiliate or any other Person;
(k)Borrower shall not hold itself out to be responsible for the debts or obligations of any other Person;
(l)Borrower shall not, without the prior written consent of its sole member and Independent Member, take any action that will result in an Act of Insolvency;
(m)Borrower shall, at all times, have at least one (1) Independent Member;
(n)Borrower’s organizational documents shall provide (i) that Class A Lender be given at least two (2) Business Days prior notice of the removal and/or replacement of any Independent Member, together with the name and contact information of the replacement Independent Member and evidence of the replacement’s satisfaction of the definition of Independent Member and (ii) that any Independent Member of Borrower shall not have any fiduciary duty to anyone including the holders of the equity interest in Borrower and any Affiliates of Borrower except Borrower and the creditors of Borrower with respect to taking of, or otherwise voting on, any Act of Insolvency; provided that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing;
(o)Borrower shall not enter into any transaction with an Affiliate of Borrower except
(i) on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s length transaction or (ii) in connection with the Loan, this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby;
(p)Borrower shall maintain a sufficient number of employees in light of contemplated business operations (provided that Borrower shall not be required to maintain any employees);
(q)Borrower shall use separate stationary, invoices and checks bearing its own name, and allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate;
(r)Borrower shall not pledge its assets to secure the obligations of any other Person (other than under the Loan Documents);
(s)Borrower shall not form, acquire or hold any Subsidiary or own any equity interest in any other entity; and
(t)Borrower shall not create, incur, assume or suffer to exist any Indebtedness or Lien in or on any of its property, assets, revenue, the Underlying Loan, or the other Collateral, whether now owned or hereafter acquired, other than Permitted Debt.

Nothing in this Article 12 shall require any direct or indirect owners of Borrower to contribute capital to Borrower.
ARTICLE 13
EVENTS OF DEFAULT; REMEDIES; SET-OFF
(a)Events of Default. Each of the following events shall constitute an “Event of Default” under this Agreement:
(i)Failure to Repay. Borrower shall fail to repay the Loan upon the Maturity Date or when and as required pursuant to the Loan Documents.
(ii)Failure to Pay Interest. Lender shall fail to receive on or before any Monthly Payment Date the accrued and unpaid interest when due; provided, however, that if Underlying Mortgagor fails to make the corresponding payment of any interest owing in respect of the Underlying Loan, then it shall not be an Event of Default if Borrower makes the applicable interest payment within one (1) Business Day of the date when due; provided, further, that such event shall not constitute an Event of Default if sufficient funds are on deposit in the Collection Account and, through no fault of Borrower, such funds are not applied in respect of such accrued and unpaid interest, provided Borrower remits (or directs Account Bank to remit) such funds on deposit to Lender within one (1) Business Day of the date when due.
(iii)Intentionally Omitted.
(iv)Failure to Remit Principal Payment. Borrower shall fail to remit (or cause to be remitted) to Lender any Principal Payment received with respect to the Underlying Loan for application to the payment of the Obligations for the Underlying Loan in accordance with Article 5(e).
(v)Intentionally Omitted.
(vi)Other Failure to Pay. Borrower shall fail to make any payment not otherwise enumerated that is owing to Class A Lender under the Loan Documents that has become due, whether by acceleration or otherwise, and, if no notice and/or grace period is expressly provided for such payment in this Agreement, the same is not cured within five (5) Business Days after receipt of written demand thereto from Class A Lender.
(vii)Act of Insolvency. An Act of Insolvency occurs with respect to Borrower or Guarantor.
(viii)Admission of Inability to Pay. Borrower or Guarantor shall admit to any Person in writing in a legal proceeding its inability to, or its intention not to, perform any of its respective obligations under any Loan Document.
(ix)Loan Documents. Any Loan Document or a replacement therefor acceptable to Class A Lender shall for whatever reason be terminated (other than by Class A Lender without cause) or cease to be in full force and effect, or shall not be enforceable in accordance with its terms, or any Borrower Party shall contest the validity or enforceability of any Loan Document or the validity, perfection or priority of any Lien granted thereunder, or any Borrower Party shall seek to disaffirm, terminate or reduce its obligations under any Loan Document.
(x)Intentionally Omitted.
(xi)Judgment. A final non-appealable judgment by any competent court in the United States of America for the payment of money shall have been (A) rendered against

Borrower in an amount greater than $500,000 and such judgment remains undischarged or unpaid, unless the execution of such judgment is stayed by posting of cash, bond or other collateral acceptable to Class A Lender in the amount of such judgment within sixty (60) days after the entry thereof or (B) rendered against Guarantor and such judgment remains undischarged or unpaid and when subtracted from Guarantor’s Consolidated Net Worth (as defined in the Guaranty) would cause a breach of Article V(l)(ii) of the Guaranty.
(xii)ERISA. (A) Borrower or an ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that is not exempt from such Sections of ERISA and the Internal Revenue Code, (B) any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the Pension Benefit Guaranty Corporation or a Plan shall arise on the assets of Borrower or any ERISA Affiliate, (C) a Reportable Event (as referenced in Section 4043(b)(3) of ERISA) shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Borrower, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (D) any Plan shall terminate for purposes of Title IV of ERISA, or (E) Lender or any ERISA Affiliate shall, or in the reasonable opinion of Borrower is likely to, incur any liability in connection with a withdrawal from, or the insolvency or reorganization of, a Multiemployer Plan; and in each case in clauses (A) through (E) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect.
(xiii)Security Interest. If Lender shall fail to have a first priority security interest in the Collateral and such condition is not cured by Borrower within three (3) Business Days after the earlier of receipt of notice thereof from Class A Lender or Borrower obtaining Knowledge thereof.
(xiv)Government or Regulatory Action. Any governmental, regulatory, or self-regulatory authority shall have taken any action to remove, limit, restrict, suspend or terminate the rights, privileges, or operations of Borrower, which suspension results in a Material Adverse Effect.
(xv) Conveyance of Assets. Any conveyance, transfer or disposal of all or substantially all assets of Guarantor to any Person.
(xvi)Change of Control. A Change of Control shall occur without the prior written consent of Class A Lender.
(xvii)Representations. Any representation, warranty or certification made by any Borrower Party to Class A Lender under this Agreement or any Loan Document shall have been incorrect or untrue when made in any material respect; provided, however, that such materially incorrect or untrue representation, warranty or certification shall only constitute an Event of Default unless and until it remains uncured for ten (10) Business Days after Borrower receives written notice thereof from Class A Lender.

(xviii)Guarantor Breach. The breach by Guarantor of the net worth and/or liquidity covenants made by it in the Guaranty and the same continues beyond the expiration of any applicable cure periods.
(xix)Intentionally Omitted.
(xx)Intentionally Omitted.
(xxi)Intentionally Omitted.
(xxii)Intentionally Omitted.
(xxiii)Other Covenant Default. If Borrower shall breach or fail to perform in any material respect any of the terms, covenants or obligations under this Agreement or any other Loan Document, other than as specifically otherwise referred to in this definition of “Event of Default”, and such breach or failure to perform is not remedied within ten (10) Business Days after the earlier of (a) delivery of notice thereof to Borrower by Class A Lender, or (b) Knowledge by Borrower of such breach or failure to perform; provided, that, if such breach or failure to perform is susceptible to cure but cannot reasonably be cured within the foregoing cure period and Borrower shall have commenced to cure such breach or failure to perform within the foregoing cure period and thereafter diligently and expeditiously proceeds to cure the same, the foregoing cure period shall be extended by such amount of time as is reasonably necessary for Borrower to cure such breach or failure to perform, but in no event to exceed thirty (30) days total (inclusive of the foregoing cure period).
(b)Remedies. If an Event of Default shall occur and be continuing, Class A Lender may exercise, in addition to all other rights and remedies granted to it in this Agreement, the other Loan Documents, and in any other instrument or agreement securing, evidencing or relating to the Obligations, the following rights and remedies:
(i)At the option of Class A Lender, the Maturity Date for the Loan shall, if it has not already occurred, immediately occur (such date, the “Accelerated Maturity Date”).
(ii)If Class A Lender exercises or is deemed to have exercised the option referred to in Article 13(b)(i):
(A)Borrower’s obligations hereunder to repay the Loan shall become immediately due and payable on and as of the Accelerated Maturity Date, with notice to Borrower;
(B)to the extent permitted by applicable law, the Obligations with respect to the Loan (determined as of the Accelerated Maturity Date) shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the Accelerated Maturity Date to, but excluding, the date of payment of the Obligations (as so increased), (x) the interest rate for the Loan multiplied by (y) the Obligations for the Loan (decreased by (I) any amounts actually remitted to Class A Lender by the Account Bank or Borrower pursuant to this Agreement and applied to such Obligations, and (II) any amounts applied to the Obligations pursuant to Article 13(b)(ii)(D));
(C)the Custodian shall, upon the request of Class A Lender, deliver to Class A Lender all instruments, certificates and other documents then held by the Custodian relating to the Underlying Loan; and

(D)Class A Lender may exercise the rights and remedies set forth in Article 13(b)(viii)-(x), below.
(iii)The parties acknowledge and agree that (A) the Underlying Loan subject to the Loan is not an instrument traded in a recognized market, (B) in the absence of a generally recognized source for prices or bid or offer quotations for the Underlying Loan, the Class A Lender may establish the source therefor in its sole and absolute discretion and (C) all prices, bids and offers shall be determined together with accrued Income (except to the extent contrary to market practice with respect to the Underlying Loan). The parties recognize that it may not be possible to purchase or sell all of the Underlying Loan on a particular Business Day, or in a transaction with the same Class A Lender, or in the same manner because the market for the Underlying Loan may not be liquid. Accordingly, Class A Lender may elect, in its sole and absolute discretion, the time and manner of liquidating the Underlying Loan, and nothing contained herein shall
(A) obligate Class A Lender to liquidate the Underlying Loan on the occurrence and during the continuance of an Event of Default or to liquidate the Underlying Loan in the same manner or on the same Business Day or (B) constitute a waiver of any right or remedy of Class A Lender.
(iv)Borrower shall be liable to Class A Lender and its Affiliates and shall indemnify Class A Lender and its Affiliates for the amount (including in connection with the enforcement of this Agreement) of all actual documented out-of-pocket losses, costs and expenses, including reasonable and documented legal fees and expenses of outside counsel, actually incurred by Class A Lender in connection with or as a consequence of an Event of Default.
(v)Class A Lender shall have, in addition to its rights and remedies under the Loan Documents, all of the rights and remedies provided by applicable federal, state, foreign (where relevant), and local laws (including, without limitation, the rights and remedies of a secured party under the UCC, to the extent that the UCC is applicable, and the right to offset any mutual debt and claim), in equity, and under any other agreement between Class A Lender and Borrower. Without limiting the generality of the foregoing, Class A Lender shall be entitled to set off the proceeds of the liquidation of the Underlying Loan against all of Borrower’s obligations to Class A Lender under this Agreement, without prejudice to Class A Lender’s right to recover any deficiency.
(vi)Class A Lender may exercise any or all of the remedies available to Class A Lender, including, without limitation, the power of sale and the right to credit bid, immediately upon the occurrence and during the continuance of an Event of Default and at any time during the continuance thereof. All rights and remedies arising under the Loan Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies that Class A Lender may have.
(vii)Class A Lender may enforce its rights and remedies hereunder without prior judicial process or hearing, and Borrower hereby expressly waives any defenses Borrower might otherwise have to require Class A Lender to enforce its rights by judicial process. Borrower also waives, to the extent permitted by law, any defense Borrower might otherwise have arising from the use of nonjudicial process, disposition of the Underlying Loan, or from any other election of remedies. Borrower recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
(viii)Without limiting the generality of the foregoing, Class A Lender without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell (on a servicing released basis, if applicable, at Class A Lender’s option), lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at one or more public or private sales. Class A Lender shall have the right upon any such public or private sale to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived or released. Borrower further agrees, at Class A Lender’s request, to the extent not held by the Custodian, to assemble the Collateral and make it available to Class A Lender at places which Class A Lender shall reasonably select, whether at Borrower’s premises or elsewhere. Class A Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Class A Lender hereunder, including without limitation reasonable out-of-pocket attorneys’ fees and disbursements of outside counsel, to the payment in whole or in part of the Obligations, in such order as Class A Lender may elect, and only after such application and after the payment by Class A Lender of any other amount required or permitted by any provision of law, including without limitation Section 9-615 of the UCC, need Class A Lender account for the surplus, if any, to Borrower. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against Class A Lender arising out of the exercise by Class A Lender of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence, bad faith or willful misconduct of Class A Lender. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten
(10) days before such sale or other disposition. Borrower shall remain liable for any deficiency (plus accrued interest thereon) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Obligations and the reasonable fees and disbursements of any attorneys employed by Class A Lender to collect such deficiency.
(ix)Class A Lender shall have the right to obtain physical possession of all files of Borrower relating to the Collateral and all documents relating to the Collateral which are then or may thereafter come in to possession of Borrower, the Custodian, or any other third party acting for Borrower and Borrower shall deliver to Class A Lender such assignments as Class A Lender shall reasonably request.
(x)Class A Lender shall without regard to the adequacy of the security for the Loan, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Underlying Loan or any portion thereof, collect the payments due with respect to the Underlying Loan or any portion thereof, and do anything that Class A Lender is authorized hereunder to do with respect to the Underlying Loan. Borrower shall pay all reasonable and documented costs and expenses incurred by Class A Lender in connection with the appointment and activities of such receiver.
(c)Set-off. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, Borrower hereby grants to Class A Lender and its Affiliates a right of set-off, without notice to Borrower, any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Borrower to Class A Lender or any Affiliate of Class A Lender against (i) any sum or obligation (whether or not arising under this Agreement, whether matured or unmatured, whether or not contingent and irrespective of the currency, place of payment or booking office of the sum or obligation) owed by Class A Lender or its Affiliates to Borrower and (ii) any and all deposits (general or specified), monies, credits, securities, collateral or other property of Borrower and the proceeds therefrom, now or hereafter held or received for the account of Borrower (whether for safekeeping, custody, pledge, transmission, collection, or otherwise) by Class A Lender or its Affiliates or any entity under the control of Class A Lender or its Affiliates and its respective successors and assigns (including, without limitation, branches and agencies of Class A Lender, wherever located).
Class A Lender and its Affiliates are hereby authorized at any time and from time to time upon the occurrence and during the continuance of an Event of Default, without notice to Borrower, to set-off, appropriate, apply and enforce such right of set-off against any and all items hereinabove referred to against any amounts owing to Class A Lender or its Affiliates by Borrower under the Loan Documents, irrespective of whether Class A Lender or its Affiliates shall have made any demand hereunder and although such amounts, or any of them, shall be contingent or unmatured and regardless of any other collateral securing such amounts. If a sum or obligation is unascertained, Class A Lender may in good faith estimate that obligation and set- off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this Article 13(c) shall be effective to create a charge or other security interest. This Article 13(c) shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).

ANY AND ALL RIGHTS TO REQUIRE CLASS A LENDER OR ITS AFFILIATES TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OR UNDERLYING LOAN ITEMS THAT SECURE THE AMOUNTS OWING TO CLASS A LENDER OR ITS AFFILIATES BY BORROWER UNDER THE LOAN DOCUMENTS, PRIOR TO EXERCISING THEIR RIGHT OF SET-OFF WITH RESPECT TO SUCH MONIES, SECURITIES, COLLATERAL, DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY BORROWER.
(d)Limitation on Duties Regarding Preservation of Collateral. Class A Lender’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as Class A Lender deals with similar property for its own account. Neither Class A Lender nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.
(e)Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.
ARTICLE 14
SINGLE AGREEMENT
Lender and Borrower acknowledge that, and have entered hereinto and will enter into the Loan in consideration of and in reliance upon the fact that, the Loan (as well as the grant of the security interest in Article 6 hereof) constitutes a single business and contractual relationship and has been made in consideration of each other. Accordingly, each of Lender and Borrower agrees
(i) to perform all of its obligations in respect of the Loan and (ii) the obligations to make any payments, deliveries and other transfers made by either of them in respect of the Loan may be applied against each other and netted.

ARTICLE 15
INTENTIONALLY OMITTED
ARTICLE 16
NOTICES AND OTHER COMMUNICATIONS
Unless otherwise provided in this Agreement, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged) provided that such telecopied notice must also be delivered by one of the means set forth in (a),
(b) or (c) above, or (e) by electronic mail provided that such electronic mail notice must also be delivered by one of the means set forth in (a), (b) or (c) above, to the address and person specified in Exhibit I hereto or to such other address and person as shall be designated from time to time by any party hereto in a written notice to the other parties hereto in the manner provided for in this Article 16. A notice shall be deemed to have been given: (v) in the case of hand delivery, at the time of delivery, (w) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (x) in the case of expedited prepaid delivery, upon the first attempted delivery on a Business Day, (y) in the case of telecopier, upon receipt of answerback confirmation, provided that such telecopied notice was also delivered as required in this Article 16 or (z) in the case of electronic mail, upon receipt of a verbal or electronic communication confirming receipt thereof, provided that such electronic mail notice was also delivered as required in this Article 16. A party receiving a notice that does not comply with the technical requirements for notice under this Article 16 may elect to waive any deficiencies and treat the notice as having been properly given.
ARTICLE 17
ENTIRE AGREEMENT; SEVERABILITY
This Agreement shall supersede any existing agreements between the parties containing general terms and conditions for loan transactions. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.
ARTICLE 18
NON-ASSIGNABILITY
(a)No Borrower Party may assign any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of Class A Lender (which may be granted or withheld in Class A Lender’s sole and absolute discretion) and any attempt by any Borrower Party to assign any of its rights or obligations under this Agreement or any other Loan Document without the prior written consent of Class A Lender shall be null and void.
(b)Class A Lender may, without consent of Borrower (but with no less than ten (10) Business Days’ prior notice to Borrower), at any time and from time to time, assign or participate some or all of its rights and obligations under the Loan Documents and/or under the Loan to any Person and, in connection therewith, may bifurcate or allocate amounts due to Class A Lender, such bifurcation or allocation prior to the occurrence and continuance of an Event of Default, on a pro rata and pari passu basis with the same maturities; provided, that, so long as no Event of Default has occurred and is continuing, (i) so long as the initial Class A Lender owns any economic interest in the Loan, Citibank, N.A. or an Affiliate thereof shall act as exclusive agent for all assignees or participants with respect to any such sale, participation, assignment, transfer, bifurcation or allocation in any dealings with Borrower with regard to this Agreement and the Loan and Borrower shall not be obligated or required to deal directly with any Person other than Citibank N.A. or an Affiliate thereof, (ii) no such sale, participation, assignment, transfer, bifurcation or allocation shall be to any Person that is a Prohibited Transferee, (iii) Borrower shall not be charged for or be required to reimburse or indemnify Class A Lender or any other Person for any costs or expenses related to any such sale, participation, assignment, transfer, bifurcation or allocation and (iv) Borrower’s obligations hereunder are not increased and its rights hereunder are not impaired without Borrower’s written consent. In connection with any sale, participation, assignment, transfer, bifurcation or allocation by Class A Lender hereunder, other than a sale, participation, assignment, transfer, bifurcation or allocation of one hundred percent (100%) of its rights and obligations under the Loan Documents, provided that no Event of Default has occurred and is continuing, Citibank, N.A. or an Affiliate thereof shall continue to control decision-making with respect to the Loan. Borrower agrees to reasonably cooperate, at no cost or expense to Borrower, with Class A Lender in connection with any such assignment, transfer or sale of participation interest and to enter into such restatements of, and amendments, supplements and other modifications to, the Loan Documents to which it is a party in order to give effect to such assignment, transfer or sale of participation interest. Notwithstanding the foregoing, (i) the outstanding principal balance of the Loan and all components thereof immediately after the effective date of any such sale, participation, assignment, transfer, bifurcation or allocation shall equal the outstanding principal balance of the Loan immediately prior to such assignment, participation, bifurcation or reallocation, (ii) the weighted average of the interest rates for the Loan and all components thereof from and after the effective date of such sale, participation, assignment, transfer, bifurcation or allocation shall equal the interest rate of the original Loan immediately prior to such sale, participation, assignment, transfer, bifurcation or allocation and (iii) no such sale, participation, assignment, transfer, bifurcation or reallocation shall otherwise increase the obligations, or decrease the rights, of Borrower or Guarantor under the Loan Documents other than to a de minimis extent. Subordinated Lender will not have any right to assign, transfer, sell, pledge or hypothecate, directly or indirectly, any right in the Class B Component without the prior written consent of Class A Lender.
(c)Subject to the foregoing, the Loan Documents and the Loan shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in the Loan Documents, express or implied, shall give to any Person, other than the parties to the Loan Documents and their respective successors, any benefit or any legal or equitable right, power, remedy or claim under the Loan Documents. Without limiting Article 18(f), Borrower agrees that each participant shall be entitled to the benefits of Article 3(h)(2)(A) and Article 5(i) (subject to the requirements and limitations therein, including the requirements under Article 5(i)(v)) to the same extent as if it were a Lender and had acquired its interest by assignment hereunder.
(d)CITIBANK, N.A., acting solely for this purpose as an agent of the Borrower, shall maintain, at one of its offices in the United States, a record of ownership (the “Register”) identifying the name and address of each assignee and Lender hereunder and the amount of each such assignee’s and Lender’s interest in the Loan (including principal amounts and stated interest). Transfers made pursuant to Article 18(b) shall be recorded upon such Register immediately after such transfer. Such Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive absent manifest error, and Borrower and Lender shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The parties intend that any interest in or with respect to the Loan under this Agreement be treated as being issued and maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Internal Revenue Code and any regulations thereunder (and any successor provisions), including without limitation under United States Treasury Regulations Section 5f.103-1(c) (and any successor provisions) or Proposed Treasury Regulations Section 1.163-5 (and any final Treasury Regulations issued in lieu thereof), and the provisions of this Agreement shall be construed in a manner that gives effect to such intent.
(e)If Class A Lender sells a participation with respect to its rights under this Agreement or under any other Loan Document with respect to the Loan, Class A Lender shall, acting for this purposes as an agent of the Borrower, maintain a record of ownership (the “Participant

Register”) identifying the name and address of each participant and the amount of each such participant’s interest in the Loan (including principal amount and stated interest), provided that the Class A Lender and any such other participant shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information related to a participant’s interest in any Loan Document) to any Person except to the extent necessary to establish that such interests are in registered form under Treasury Regulations Section 5f.103-1(c) (and any successor provisions) or Proposed Treasury Regulations Section 1.163-5 (and any final Treasury Regulations issued in lieu thereof). The entries in the Participant Register shall be conclusive absent manifest error and Class A Lender shall treat each Person whose name is recorded in the Participant Register as the owners of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(f)Any participant shall comply with Article 5(i)(v) as though it were a Lender (it being understood that the documentation required under Article 5(i)(v) shall be delivered to the participating Lender).
(g)Class A Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of Class A Lender or an Affiliate of Class A Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over Class A Lender, and this Article 18 shall not apply to any such pledge or assignment; provided that no such pledge or assignment shall release Class A Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Class A Lender as a party hereto (except in connection with any foreclosure of such pledge or assignment, assignment-in-lieu of foreclosure or any other remedies exercised by such pledgee or assignee in connection with such pledge or assignment, in which case the obligations of Class A Lender under this Agreement shall vest in such pledgee or assignee).
ARTICLE 19
GOVERNING LAW
THIS AGREEMENT (AND ANY CLAIM OR CONTROVERSY HEREUNDER) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

ARTICLE 20
NO WAIVERS, ETC.
No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document and no consent by any party to a departure herefrom shall in any event be effective unless the same shall be in writing signed by Class A Lender and Borrower (except for waivers and consents by Class A Lender, which will not require Borrower’s execution), and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Class A Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege.
ARTICLE 21
INTENT
(a)The parties intend and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then this Agreement and the Loan is a “qualified financial contract,” as that term is defined in the FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to the Loan would render such definition inapplicable).
(b)The parties intend and acknowledge that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under the Loan shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).
(c)Borrower and Lender hereby acknowledge that Class A Lender does not intend that the Loan be subject to the Rule.
ARTICLE 22
DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS
The parties acknowledge that they have been advised that:
(a)if one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC”) under Section 15 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to the Loan

(b)if one of the parties is a government securities broker or a government securities dealer registered with the SEC under Section 15C of the 1934 Act, SIPA will not provide protection to the other party with respect to the Loan; and
(c)if one of the parties is a financial institution, funds held by the financial institution pursuant to the Loan are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.
ARTICLE 23
CONSENT TO JURISDICTION; WAIVERS
(a)Each party irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any United States Federal or New York State court sitting in Manhattan, and any appellate court from any such court, solely for the purpose of any suit, action or proceeding brought to enforce its obligations under this Agreement or relating in any way to this Agreement or the Loan and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place of residence or domicile.
(b)To the extent that either party has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such party hereby irrevocably waives and agrees not to plead or claim such immunity in respect of any action brought to enforce its obligations under this Agreement or relating in any way to this Agreement or the Loan.
(c)The parties hereby irrevocably waive, to the fullest extent each may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding and irrevocably consent to the service of any summons and complaint and any other process by the mailing of copies of such process to them at their respective address specified herein. The parties hereby agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Article 23 shall affect the right of either party to serve legal process in any other manner permitted by law or affect the right of either party to bring any action or proceeding against the other party or its property in the courts of other jurisdictions.
(d)EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED HEREUNDER OR THEREUNDER.
(e)EACH PARTY HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER FROM THE OTHER PARTY OR ANY INDEMNIFIED PARTY ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.
ARTICLE 24
NO RELIANCE
Borrower hereby acknowledges, represents and warrants to Lender that, in connection with the negotiation of, the entering into, and the performance under, the Loan Documents and the Loan:
(a)it is not relying (for purposes of making any investment decision or otherwise) upon any advice, counsel or representations (whether written or oral) of Lender, other than the representations expressly set forth in the Loan Documents;
(b)it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of the Loan) based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by Class A Lender;
(c)it is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Loan Documents and the Loan and is capable of assuming and willing to assume (financially and otherwise) those risks;
(d)it is entering into the Loan Documents and the Loan for the purposes of managing its borrowings or investments or hedging its assets or liabilities and not for purposes of speculation;
(e)no joint venture exists between Lender and any Borrower Party; and
(f)Lender is not acting as a fiduciary or financial, investment or commodity trading advisor for any Borrower Party and Lender has not given to any Borrower Party (directly or indirectly through any other Person) any assurance, guarantee or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Loan Documents or the Loan.
ARTICLE 25
INDEMNITY AND EXPENSES
(a)Borrower hereby agrees to indemnify Class A Lender and its officers, directors, employees and agents (“Indemnified Parties”) from and against any and all actual, out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, actual and documented out-of-pocket costs and actual and documented out-of-pocket expenses or disbursements (including reasonable and documented attorneys’ fees and disbursements of outside counsel) (all of the foregoing included amounts, collectively “Indemnified Amounts”) that may at any time (including, without limitation, such time as this Agreement shall no longer be in effect and the Loan shall have been repaid in full) be imposed on or asserted against any Indemnified Party in any way arising out of or in connection with, or relating to, or as a result of, this Agreement, the other Loan Documents, any Event of Default or the Loan or any action taken or omitted to be taken by any Indemnified Party under or in connection with any of the foregoing; provided that Borrower shall not be liable for Indemnified Amounts resulting from the gross negligence or willful misconduct of any Indemnified Party and, provided further, that this Article 25 shall have no application with respect to Taxes other than in connection with any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Without limiting the generality of the foregoing, Borrower agrees to hold Class A Lender harmless from and indemnify Class A Lender against all Indemnified Amounts with respect to the Underlying Loan relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation ERISA, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than the bad faith, gross negligence or willful misconduct of an Indemnified Party. In any suit, proceeding or action brought by Class A Lender in connection with the Underlying Loan for any sum owing thereunder, or to enforce any provisions of the Underlying Loan, Borrower shall save, indemnify and hold Class A Lender harmless from and against all Indemnified Amounts suffered by reason of any defense, set-off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by any Borrower Party or any Affiliate thereof of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Borrower. Borrower also agrees to reimburse Class A Lender as and when billed by Class A Lender for all Class A Lender’s actual and documented out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Lender’s rights under any Loan Document or the Loan, including without limitation the reasonable and documented fees and disbursements of its outside counsel. Lender and Borrower hereby acknowledges that the obligations of Borrower hereunder are recourse obligations of Borrower only. Notwithstanding anything to the contrary, Borrower shall not be liable for any special, exemplary, punitive, indirect, incidental or consequential damages (unless Indemnified Parties shall be required to pay any amount to any third party on account of such damages, in which case such amount shall be deemed to constitute actual damages incurred by Indemnified Parties, as applicable, and the same shall be indemnified by Borrower hereunder) arising out of, in connection with, or as a result of the transactions contemplated hereby.
(b)Borrower agrees to pay or reimburse, within ten (10) Business Days following written demand, all of Class A Lender’s reasonable and documented out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of outside counsel, incurred in connection with (i) any amendment, supplement or modification to any Loan Document or the Loan, whether or not such amendment, supplement or modification is ultimately consummated, (ii) the consummation and administration of the Loan, (iii) any enforcement of any of the provisions of the Loan Documents, any preservation of the Class A Lender’s rights under the Loan Documents or any performance by Class A Lender of any obligations of Borrower in respect of the Underlying Loan, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the

Collateral and for the custody, care or preservation of the Collateral (including insurance, filing and recording costs) and defending or asserting rights and claims of Class A Lender in respect thereof, by litigation or otherwise, (iv) the maintenance of the Collection Account and registering the Collateral in the name of Lender or its nominee, (v) any default by Borrower in repaying the Loan after Borrower has given a notice in accordance with Article 3(c) of a Prepayment Date, (vi) any payment of the Obligations on any day other than a Monthly Payment Date or conversion to the Alternate Rate or Prime Rate in accordance with Article 3(f) or Article 3(h) on any day other than a Determination Date (including in each case, without limitation, as a consequence of terminating any hedging transactions entered into by Class A Lender in relation to the Underlying Loan) (“Breakage Costs”), (vii) intentionally omitted, (viii) any actions taken to perfect or continue any lien created under any Loan Document, (ix) intentionally omitted and/or (x) any due diligence performed by Class A Lender in accordance with Article 26. All such expenses shall be recourse obligations of Borrower to Class A Lender under this Agreement. A certificate as to such costs and expenses delivered by Class A Lender to Borrower, setting forth the calculations thereof with reasonably detailed and accurate backup information, shall be conclusive and binding upon Borrower absent manifest error.
(c)This Article 25 shall survive termination of this Agreement and the repayment of the Loan.
ARTICLE 26
DUE DILIGENCE
(a)Borrower acknowledges that, at reasonable times and upon reasonable notice to Borrower, Class A Lender has the right to perform continuing due diligence reviews with respect to the Underlying Loan and the Borrower Parties for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise. Borrower agrees that no more than twice per calendar year (unless an Event of Default has occurred and is continuing), upon reasonable prior written notice from Class A Lender (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required), Borrower shall provide (or shall cause any other Borrower Party to provide) reasonable access to Class A Lender and any of its agents, representatives or permitted assigns to the offices of Borrower or such other Borrower Party during normal business hours and permit them to examine, inspect, and make copies and extracts of the Underlying Loan Files, Servicing Records and any and all documents, records, agreements, instruments or information relating to the Underlying Loan in the possession or under the control of such party.
(b)Borrower agrees that it shall, promptly upon reasonable request of Class A Lender, deliver (or shall cause to be delivered) to Lender and any of its agents, representatives or permitted assigns copies of any documents permitted to be reviewed by Class A Lender in accordance with Article 26(a).
(c)Borrower agrees to make available to Class A Lender and any of its agents, representatives or permitted assigns (i) in person at the time of any inspection pursuant to Article 26(a) or (ii) upon prior written notice (unless an Event of Default has occurred and is continuing, in which case no prior notice shall be required and there shall be no limitation on frequency), by phone, as applicable, a knowledgeable financial or accounting officer or asset manager, as applicable, of Borrower, such other Borrower Party for the purpose of answering questions about any of the foregoing Persons, or any other matters relating to the Loan Documents or the Loan that Class A Lender wishes to discuss with such Person.

(d)Without limiting the generality of the foregoing, Borrower acknowledges that Lender may enter into the Loan with Borrower based solely upon the information provided by Borrower to Class A Lender and the representations, warranties and covenants contained herein, and that Class A Lender, at its option, has the right at any time to conduct a partial or complete due diligence review on the Underlying Loan. Class A Lender may underwrite the Underlying Loan itself or engage a third-party underwriter to perform such underwriting; provided, however, that if such underwriting reveals a “Default” and/or “Event of Default” as defined in the Underlying Loan Documents, such “Default” or “Event of Default” will not result in a Default and/or Event of Default hereunder unless the matter revealed is independently a Default and/or Event of Default under the Loan Documents. Borrower agrees to reasonably cooperate with Class A Lender and any third party underwriter in connection with such underwriting, including, but not limited to, providing Class A Lender and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to the Underlying Loan in the possession, or under the control, of any Borrower Party or any Affiliate thereof.
(e)Subject to the terms of the Underlying Loan Documents, Borrower hereby acknowledges and agrees that Class A Lender shall have the right, subject to the terms and conditions of the Underlying Loan Documents, to commission and order an Appraisal of the Underlying Mortgaged Property at any time and from time to time, at Class A Lender’s sole cost and expense. Subject to the terms of the Underlying Loan Documents, (i) Borrower shall reasonably cooperate with Lender in connection with the commission or order of any Appraisal by Class A Lender and, (ii) during any period of time commencing after Class A Lender notifies Borrower in writing that Borrower must comply with this clause (ii), Borrower shall use commercially reasonable efforts to cause the Underlying Mortgagor to cooperate with Class A Lender in obtaining any such Appraisal, including, without limitation, by providing Lender with access to the Underlying Mortgaged Property, subject to the terms of the Underlying Whole Loan Documents.
(f)Borrower agrees to reimburse Class A Lender on demand for reasonable and documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel) incurred by Class A Lender in connection with its due diligence activities pursuant to this Article 26.
ARTICLE 27
SIGNIFICANT MODIFICATIONS; SERVICING
(a)Borrower shall not take any Significant Modification of the Underlying Loan without first having given prior notice thereof to Lender in each such instance and receiving the prior written consent of Class A Lender.
(b)Intentionally omitted.
(c)Borrower agrees that all of Borrower’s right, title and interest in and to the servicing records relating to the Underlying Loan, if any, including but not limited to the files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of Underlying Loan (the “Servicing Records”) shall constitute Collateral so long as the Underlying Loan is subject to this Agreement. Borrower covenants to (or to cause administrative agent (or any appointed third- party servicer) under the Underlying Loan Agreement to) use commercially reasonable efforts to safeguard such Servicing Records in Borrower’s possession and to deliver them promptly to Lender or its designee (including the Custodian) at Lender’s request.
(d)The payment of servicing fees with respect to the Underlying Loan shall be solely the responsibility of Borrower and shall be subordinate to payment of amounts outstanding and due to Lender under the Loan Documents.
(e)At the option of Class A Lender, the Loan may be serviced by a servicer/special servicer/trustee selected by Class A Lender, and Class A Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such servicer/special servicer/trustee pursuant to a servicing agreement between Lender and such servicer/special servicer/trustee.

ARTICLE 28
MISCELLANEOUS
(a)All rights, remedies and powers of Lender hereunder and in connection herewith are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers of Lender whether under law, equity or agreement. In addition to the rights and remedies granted to it in this Agreement, to the extent this Agreement is determined to create a security interest, Lender shall have all rights and remedies of a secured party under the UCC.
(b)This Agreement and each of the other Loan Documents may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument, and the words “executed,” “signed,” “signature,” and words of like import as used above and elsewhere in this Agreement or in any other certificate, agreement or document related to this Agreement shall include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record- keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
(c)The headings in the Loan Documents are for convenience of reference only and shall not affect the interpretation or construction of the Loan Documents.

(d)Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or be invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
(e)This Agreement together with the other Loan Documents contains a final and complete integration of all prior expressions by the parties with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties with respect to such subject matter, superseding all prior oral or written understandings.
(f)The parties understand that this Agreement is a legally binding agreement that may affect such party’s rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
(g)Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.
(h)Unless otherwise specifically enumerated, wherever pursuant to this Agreement Class A Lender exercises any right given to it to consent or not consent, or to approve or disapprove, or any arrangement or term is to be satisfactory to Class A Lender in its sole and absolute discretion, Class A Lender shall decide to consent or not consent, or to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory, in its sole and absolute discretion and such decision by Class A Lender shall be final and conclusive.
(i)No present or future Constituent Member of Borrower (other than Guarantor pursuant to the Guaranty), nor any present or future, direct or indirect, shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in Borrower (other than Guarantor pursuant to the Guaranty), or of or in any person or entity that is or becomes a Constituent Member in Borrower (other than Guarantor pursuant to the Guaranty), shall have any personal liability, directly or indirectly, under or in connection with this Agreement, or any amendment or amendments thereof made at any time or times, heretofore or hereafter, and each of the parties hereto, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Lender and its successors and assigns and, without limitation, all other Persons, shall look solely to Borrower’s assets for the payment of any claim against, or for any performance by, Lender under or in connection with this Agreement. For purposes hereof, neither the negative capital account of any Constituent Member in Borrower, nor any obligation of any Constituent Member in Borrower to restore a negative capital account or to contribute or loan capital to Borrower or to any other Constituent Member in Borrower shall at any time be deemed to be the property or an asset of Borrower (or any such other Constituent Member) and neither Lender nor any of its successors or assigns shall have any right to collect, enforce or proceed against with respect to any such negative capital account or obligation to restore, contribute or loan.
(j)All information regarding the terms set forth in any of the Loan Documents or the Loan (the “Confidential Information”) shall be kept confidential and shall not be disclosed by either Borrower or Lender to any Person except (a) to the Affiliates of such party or its or their respective directors, officers, employees, agents, accountants, attorneys, advisors, other representatives and actual and prospective direct or indirect investors (collectively, “Representatives”) who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority or Governmental Authority or required by Requirements of Law (including any disclosures required pursuant to any subpoena, legal process or other court or regulatory authority order),
(c) to the extent required to be included in the financial statements of either Borrower or Lender or their respective Affiliates, (d) to the extent required to exercise any rights or remedies under the Loan Documents or Underlying Loan Documents, (e) to the extent required to consummate and administer the Loan, and (f) to any actual or prospective holder of a participation interest or other Person which agrees to comply with this Article 28(j); provided, however, that, except for disclosures made pursuant to clause (f) of this sentence, no such disclosure made with respect to any Loan Document shall include a copy of such Loan Document to the extent that a summary would suffice, but if it is necessary for a copy of any Loan Document to be disclosed, all economic terms set forth therein shall be redacted before disclosure. In furtherance of the foregoing, Lender agrees to keep confidential all non-public information delivered by or on behalf of Borrower or either Guarantor or any of their Affiliates and shall not disclose such information other than as permitted or required pursuant to the foregoing clauses (a) through (f), inclusive, except that, after the occurrence of an and during the continuance Event of Default, all such information relating solely to the Underlying Loan and the Collateral, but not, for the avoidance of doubt, any such information relating to a Guarantor or any of its Affiliates, shall be automatically excluded from the provisions of this Article 28(j). Notwithstanding anything in this Article 28(j) to the contrary, Confidential Information shall not include any information that
(i) is or becomes generally available to the public through no fault of Lender or any of its Representatives in violation of this Article 28(j); (ii) is or becomes available to Lender or any of its Representatives on a non-confidential basis from a source other than Borrower not known to Lender or its Representatives to be prohibited from disclosing such information by a contractual, legal or fiduciary obligation of confidentiality after due inquiry; (iii) is independently developed by Class A Lender or any of its Representatives without use of or reliance on, either directly or indirectly, any Confidential Information; (iv) was known to or in the possession of Lender or any of its Representatives on a non-confidential basis, without appropriate documentary evidence thereof, prior to disclosure by Borrower.
ARTICLE 29
NO DUTY OF LENDER
The powers conferred on Lender hereunder are solely to protect Lender’s interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Lender shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Borrower for any act or failure to act hereunder, except for its own or their own gross negligence, bad faith or willful misconduct.
ARTICLE 30
REPRESENTATIONS AND WARRANTIES OF SUBORDINATED LENDER
Subordinated Lender hereby makes the following representations and warranties for the benefit of Borrower and Class A Lender, that, as of the date hereof:
(a)Subordinated Lender is not a Benefit Plan Investor;
(b)Borrower is a direct wholly-owned subsidiary of Subordinated Lender and Subordinated Lender is an indirect wholly-owned subsidiary of Guarantor;
(c)Borrower is treated as disregarded as an entity separate from Subordinated Lender and from Guarantor, which is the common regarded owner of Subordinated Lender and of Borrower, for U.S. federal income tax purposes;
(d)Subordinated Lender (i) is duly organized, validly existing and in good standing under the laws and regulations of the State of Delaware and (ii) has the limited liability company power to execute, deliver, and perform its obligations under the Loan Documents;
(e)Subordinated Lender (i) is duly authorized to execute and deliver the Loan Documents to which it is a party, to enter into the Loan as contemplated hereunder and to perform its obligations under the Loan Documents, and has taken all necessary action to authorize such execution, delivery and performance, and (ii) each person signing any Loan Document on its behalf is duly authorized to do so on its behalf; and
(f)The Loan Documents to which it is a party have been or will be duly executed and delivered by Subordinated Lender, for good and valuable consideration. Once executed by each applicable counterparty, the Loan Documents constitute the legal, valid and binding obligations of Subordinated Lender, enforceable against Subordinated Lender in accordance with their respective terms subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to general principles of equity.
ARTICLE 31
COVENANTS OF SUBORDINATED LENDER
(a)Subordinated Lender hereby covenants for the benefit of Borrower and Class A Lender, that until the satisfaction or discharge of all Obligations under any Loan Document:
(i)Subordinated Lender shall at all times own 100% of the Class B Loan, and will not transfer, pledge or hypothecate any portion of the Class B Loan to any other person or entities without the prior written consent of Class A Lender; provided that interests in Subordinated Lender may be pledged or hypothecated except as otherwise prohibited herein.

Any purported transfer or exchange in violation of the foregoing requirements shall be null and void ab initio.

(ii)Subordinated Lender (i) shall not make any election or otherwise take any action that would cause Borrower to not be treated as disregarded as an entity separate from Subordinated Lender for U.S. federal income tax purposes and (ii) shall not take any action that would cause the Borrower to be a “taxable mortgage pool” under Section 7701(i) of the Code.
ARTICLE 32
SUBORDINATION AND STANDSTILL
(a)Subordination. Subordinated Lender hereby agrees that the Class B Loan is and shall be subordinate, in all respects, to the extent and in the manner hereinafter set forth, to the prior indefeasible payment in full of the Class A Loan. Except as expressly set forth in clause
(d) below, no payment shall be made by or on behalf of any Borrower Party for or on account of the Class B Loan, and Subordinated Lender shall not take or receive from any Borrower Party or any of its direct or indirect subsidiaries, directly or indirectly, in cash or other property or by setoff or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Class B Loan, unless and until the Class A Loan shall have been indefeasibly paid in full. The foregoing shall apply, notwithstanding the availability of any collateral to the Class A Lender or the actual date and time of execution, delivery, recordation, filing or perfection of the Class A Loan, or the actual date and time of execution, delivery, recordation, filing or perfection of a lien or priority of payment thereof, and notwithstanding the fact that the Class A Loan or any other claim for the Class A Loan is subordinated, avoided or disallowed, in whole or in part, under the Bankruptcy Code or other applicable federal or state law. In the event of a proceeding, whether voluntary or involuntary, for insolvency, liquidation, reorganization, dissolution, bankruptcy, or other similar proceeding pursuant to the Bankruptcy Code or other applicable federal or state law, the Class A Loan shall be deemed to include all interest accrued thereon, in accordance with and at the interest rates specified herein, both for periods before and for periods after the commencement of any such proceedings, even if the claim for such interest is not allowed pursuant to applicable law.
(b)Standstill; Limitation on Subordinated Lender Rights. Notwithstanding Subordinated Lender’s rights under applicable law or any agreement (oral or written) between Subordinated Lender and any Borrower Party to the contrary, Subordinated Lender hereby acknowledges and agrees that it shall not (i) accelerate the Class B Loan or any portion thereof, or (ii) commence the exercise of any remedies against any Borrower Party, except by and through Class A Lender pursuant to the express terms of this Agreement. Subordinated Lender waives any right it may have to require that Class A Lender marshal any assets of any Borrower Party or any of its direct or indirect subsidiaries (including any Underlying Whole Loan and Underlying Loan) in favor of Subordinated Lender and Subordinated Lender agrees that it shall not acquire, by subrogation or otherwise, any lien, estate, right or other interest in any of the Underlying Whole Loan or Underlying Loan or the proceeds therefrom that is or may be prior to the Class A Loan.
(c)Certain Agreements with respect to Insolvency Proceedings. The Subordinated Lender shall not commence or join in any Insolvency Proceeding by or against any Borrower Party or any of its direct or indirect subsidiaries under the Bankruptcy Code or any similar provision thereof or any similar federal or state statute. If any Borrower Party or any of its direct or indirect subsidiaries is subject to an Insolvency Proceeding, at any time prior to the indefeasible payment in full of the Class A Loan, neither Subordinated Lender nor any of its representatives shall (a) file, propose, support or vote in favor of any plan of reorganization, rehabilitation or liquidation, or a disclosure statement (or any similar documents), or join with or support any third party in doing so (and shall vote and shall be deemed to have voted to reject any such plan or similar document); or (b) make any election, give any consent, commence any action or file any motion, claim, obligation, notice, or application, take any position at any hearing or proceeding of any nature, or take any other action in any proceeding by or against any

Borrower Party or any of its direct or indirect subsidiaries, in each case that is inconsistent with the terms of this Agreement.
(d)Payments on Junior Obligations. Notwithstanding any provision contained herein to the contrary, until the date (the “Cut-Off Date”) that is ninety (90) days prior to the date that Class A Lender shall have provided written notice to Subordinated Lender, or Subordinated Lender has actual knowledge, that an Event of Default has occurred and is continuing, Subordinated Lender may receive and retain payments of the Class B Loan, and Subordinated Lender shall hold any payments of the Class B Loan received by Subordinated Lender after the Cut-Off Date in trust, as trustee, for the benefit of Class A Lender and shall promptly deliver the same to or at the direction of Class A Lender, for the benefit of Class A Lender in precisely the form received. Neither the provisions of this clause (d) nor anything to the contrary contained herein shall modify or affect any rights or remedies of Class A Lender at law or in equity including, without limitation, any right to cause such payments to Subordinated Lender to be avoided, declared to be fraudulent or set aside under the Bankruptcy Code or any other law relating to insolvency or restructuring.
(e)Distributions Held in Trust. If Subordinated Lender shall receive any cash distributions in respect of, or other proceeds of, the Underlying Whole Loan and/or the Underlying Loan (including, without limitation, (a) any distribution arising directly or indirectly from any lien or other right or interest of Class A Lender being avoided, declared to be fraudulent, or otherwise set aside under the provisions of any law governing fraudulent conveyances or transfers, and (b) any distribution arising directly or indirectly by reason of or in connection with an Insolvency Proceeding), in excess of what Subordinated Lender is entitled to pursuant to clause (d) above (or would have been entitled to if such Insolvency Proceeding had not occurred or if any such lien or other right or interest had not been avoided, declared to be fraudulent, or otherwise set aside under the provisions of any law governing fraudulent conveyances or transfers), Subordinated Lender shall hold the same in trust, as trustee, for the benefit of Class A Lender and shall promptly deliver the same to or at the direction of Class A Lender, for the benefit of Class A Lender in precisely the form received (except for the endorsement or assignment thereof by such Subordinated Lender without recourse or warranty), it being understood that it is the intention of the parties that, except as expressly permitted by clause (d) above, until the Class A Loan (without regard to any modifications thereof arising by reason of or in connection with an Insolvency Proceeding) is indefeasibly repaid in full, Class A Lender shall receive all proceeds relating to any realization upon, distribution in respect of or interest in any of the Underlying Whole Loan and Underlying Loan as and to the extent set forth in the Loan Documents. In the event Subordinated Lender fails to make any such endorsement or assignment, Class A Lender, or any of its officers or employees, is hereby irrevocably authorized to make the same.

(f)Reinstatement. If, in any Insolvency Proceeding or otherwise, all or part of any payment with respect to the Class A Loan previously made shall be rescinded or avoided for any reason whatsoever, then the Class A Loan shall be reinstated to the extent of the amount so rescinded or avoided and, if theretofore terminated, this Agreement shall be reinstated in full force and effect and such prior termination shall not diminish, release, discharge, impair or otherwise affect the lien priorities and the relative rights and obligations of the Class A Lender and the Subordinated Lender provided for herein.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as a deed as of the day first written above.
BORROWER:

CMFT RE LENDING SUB CBSQ, LLC, a
Delaware limited liability company

By:    _/s/ Nathan DeBacker_____________
Name: Nathan DeBacker
Title: Vice President, Chief Financial Officer and Treasurer

[Signature Page to Loan and Security Agreement]

CLASS A LENDER:

CITIBANK, N.A.

By:    _/s/ Alicia Mioli_____________
Name: Alicia Mioli
Title: Authorized Signatory

[Signature Page to Loan and Security Agreement]

SUBORDINATED LENDER:

CMFT RE LENDING SUB CBSQ
HOLDCO, LLC, a Delaware limited liability company

By:    _/s/ Nathan D. DeBacker_____________
Name: Nathan D. DeBacker
Title: Vice President, Chief Financial Officer and Treasurer